UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

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Exchange Act of 1934 (Amendment No. )

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The First of Long Island Corporation
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THE FIRST OF LONG ISLAND CORPORATION
10 GLEN HEAD ROAD
GLEN HEAD, NEW YORK 11545
___________________________________________________

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD APRIL 16, 2013
___________________________________________________

March 18, 2013

To the Stockholders of
The First of Long Island Corporation:

Notice is hereby given that the Annual Meeting of Stockholders of THE FIRST OF LONG ISLAND CORPORATION will be held at THE CARLTUN, EISENHOWER PARK, 1899 HEMPSTEAD TURNPIKE, EAST MEADOW, NEW YORK, on Tuesday, April 16, 2013, at 3:30 P.M. local time for the following purposes:

(1)	To elect five directors to hold office until the 2015 annual meeting of stockholders or until their successors are duly elected and qualified;

(2)	To conduct a non-binding, advisory vote to approve the compensation paid to the Corporation’s named executive officers;

(3)	To ratify the reappointment of Crowe Horwath LLP as the Corporation’s independent registered public accounting firm for 2013; and

(4)	To transact any other business as may properly come before the meeting.

Only stockholders of record at the close of business on February 22, 2013 are entitled to notice of and to vote at such meeting or any adjournment thereof.

By Order of the Board of Directors

Sallyanne K. Ballweg
Senior Vice President and Secretary

IMPORTANT -- PLEASE MAIL YOUR PROXY PROMPTLY.

IN ORDER THAT THERE MAY BE PROPER REPRESENTATION AT THE MEETING, YOU ARE URGED TO SIGN, DATE AND RETURN THE ENCLOSED PROXY IN THE ENVELOPE PROVIDED.  NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES.

THE FIRST OF LONG ISLAND CORPORATION
10 Glen Head Road
Glen Head, New York 11545
(516) 671-4900

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS

The accompanying proxy is being solicited by the Board of Directors (“Board”) of The First of Long Island Corporation (“Corporation” or “Company”) for use at the Annual Meeting of Stockholders to be held at 3:30 P.M. local time at The Carltun, Eisenhower Park, 1899 Hempstead Turnpike, East Meadow, New York on April 16, 2013.  The approximate date on which proxy statements and forms of proxy are first being sent or given to stockholders is March 18, 2013.

Proxies in the accompanying form that are properly executed and duly returned to the Corporation will be voted at the meeting in accordance with the instructions provided.  Where no instructions are indicated, properly executed proxies will be voted “FOR” the proposals set forth in this proxy statement for consideration at the meeting.  Each proxy granted may be revoked at any time prior to its exercise either by written notice filed with the secretary of the Corporation or by notice given during the meeting by the stockholder to the presiding officer of the meeting.  The presence in person or by proxy of the holders of a majority of the shares entitled to vote at the annual meeting constitutes a quorum for the transaction of business.  In the absence of a quorum, the meeting may be adjourned to a subsequent date, provided notice of such meeting is mailed to each stockholder entitled to vote at least five (5) days before the adjourned meeting.

VOTING SECURITIES AND PRINCIPAL STOCKHOLDERS

The only class of voting securities of the Corporation is its Common Stock, $.10 par value ("Common Stock"), each share of which entitles the holder thereof to one vote except in the election of directors, where votes may be cumulated as described herein.  Only stockholders of record at the close of business on February 22, 2013 are entitled to notice of and to vote at the meeting.

As of January 31, 2013, there were issued 9,026,183 shares of the Common Stock, all of which were outstanding and entitled to vote.  To the best knowledge of the Corporation, the only persons owning beneficially more than five percent (5%) of the Common Stock of the Corporation as of January 31, 2013 are identified in the table below.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
Paul T. Canarick 32 Cottage Row Glen Cove, NY 11542	507,854 shares (1)	5.63%

Jean C. Canarick 32 Cottage Row Glen Cove, NY 11542	742,634 shares (1)	8.23%

BlackRock, Inc. 40 East 52nd Street New York, NY 10022	528,988 shares (2)	5.86%

(1)
Pursuant to applicable rules, Paul T. Canarick and Jean C. Canarick are both deemed to be beneficial owners of 473,940 shares for which they act as co-trustees pursuant to the Canarick Family Holdings LLC agreement and share voting and dispositive power.  The shares shown for Mr. Canarick include 8,883 shares that can be acquired by the exercise of stock options.  This information is based on a Schedule 13G filed with the Securities and Exchange Commission on February 14, 2013.

(2)	Based on a Schedule 13G filed on February 8, 2013, which indicates that BlackRock, Inc. has sole voting and dispositive power with respect to these shares.

Following is information with respect to the beneficial ownership of the Corporation's Common Stock as of January 31, 2013, by all directors and nominees, by the executive officers of the Corporation named in the “Summary Compensation Table” (“named executive officers” or “NEOs”), and by directors and all executive officers of the Corporation as a group.  The Corporation’s Corporate Governance Guidelines require that each member of the Board and each executive officer of the Corporation own a minimum of 2,000 shares of Common Stock of the Corporation, with such minimum to be adjusted for stock splits and dividends and other changes in capitalization.  The 2,000-share requirement needs to be met within two years of becoming a director or executive officer.  Furthermore, in accordance with national banking laws, upon becoming a director an individual must own, in his or her own right, stock of the Corporation with an aggregate fair market value of no less than $1,000.

Title of Class	Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class
Common Stock	Allen E. Busching	19,960	(1)	.22%
($.10 par value)	Paul T. Canarick	507,854	(2)	5.63%
	Alexander L. Cover	12,106	(3)	.13%
	Howard Thomas Hogan, Jr.	124,991	(4)	1.38%
	John T. Lane	7,162	(5)	.08%
	J. Douglas Maxwell, Jr.	44,274	(6)	.49%
	Stephen V. Murphy	15,530	(7)	.17%
	Milbrey Rennie Taylor	9,563	(8)	.11%
	Walter C. Teagle III	70,519	(9)	.78%
	Michael N. Vittorio	36,056	(10)	.40%
	Sallyanne K. Ballweg	13,588	(11)	.15%
	Mark D. Curtis	38,256	(12)	.42%
	Richard Kick	57,277	(13)	.63%
	Donald L. Manfredonia	79,190	(14)	.88%
	Directors and Executive Officers as a group (17 persons)	1,093,829	(15)	12.12%

(1)	Including 3,046 shares in the name of Claire C. Busching, Mr. Busching’s wife, and 7,593 shares that can be acquired by the exercise of stock options.

(2)
Including 473,940 shares in the names of Paul T. Canarick and Jean C. Canarick, Mr. Canarick’s mother, as co-trustees under the Canarick Family Holdings LLC agreement; and 8,883 shares that can be acquired by the exercise of stock options.

(3)	Including 500 shares in the name of Rose Mary Cover, Mr. Cover’s wife, and 8,469 shares that can be acquired by the exercise of stock options.

(4)
Including 457 shares in the name of Judy Hogan, Mr. Hogan’s wife, 20,742 shares in the name of Mr. Hogan as Trustee for the benefit of his children, Howard, Kathryn, and Margaret Hogan; 1,388 shares in the name of Mr. Hogan as Trustee for the Hogan Family Trust; 12,260 shares, 10,759 shares, and 10,731 shares in the names of Mr. Hogan’s children, Howard, Kathryn and Margaret, respectively; and 8,591 shares that can be acquired by the exercise of stock options.

(5)	Including 3,717 shares that can be acquired by the exercise of stock options.

(6)	Including 16,874 shares held in Mr. Maxwell’s retirement account and 9,349 shares that can be acquired by the exercise of stock options.

(7)	Including 6,700 shares held in Mr. Murphy’s retirement account and 3,860 shares that can be acquired by the exercise of stock options.

(8)	Including 2,739 shares that can be acquired by the exercise of stock options.

(9)
Including 674 shares in the name of Janet D. Teagle, Mr. Teagle's wife; 2,024 shares each (totaling 6,072 shares) held for the benefit of W. Clark Teagle IV, Clifton D. Teagle and Janet W. Teagle, Mr. Teagle’s children; and 15,755 shares that can be acquired by the exercise of stock options.

(10)	Including 15,298 shares that can be acquired by the exercise of stock options.

(11)	Including 1,000 shares in Ms. Ballweg’s individual retirement account and 6,063 shares that can be acquired by the exercise of stock options.

(12)
Including 1,598 shares held in Mr. Curtis’ individual retirement account; 920 and 671 shares in the names of Mr. Curtis’ children, Heather and Eric Curtis, respectively; and 22,908 shares that can be acquired by the exercise of stock options.

(13)	Including 26,817 shares that can be acquired by the exercise of stock options.

(14)	Including 31,225 shares that can be acquired by the exercise of stock options.

(15)	Including 188,973 shares that can be acquired by the exercise of stock options.

VOTING PROCEDURES AND METHODS OF COUNTING VOTES

As to Proposal 1 regarding the election of directors, the proxy card being provided by the Board enables a stockholder to vote “For” the election of the five nominees proposed by the Board or to “Withhold Authority” to vote for the nominees being proposed.  As discussed under Proposal 1, cumulative voting applies to the election of directors.  Directors are elected by a plurality of the votes cast, without regard to either broker non-votes or proxies as to which the authority to vote for the nominees is withheld.

As to Proposals 2 and 3, a stockholder may: (1) vote “For” the item, (2) vote “Against” the item, or (3) “Abstain” from voting on the item.  The approval of these matters will be determined by a majority of the shares voting on each matter at the meeting, without regard to either shares as to which the “Abstain” box is marked or broker non-votes.

Proxies solicited hereby will be returned to the Company and will be tabulated by inspectors of election designated by the Board.

PROPOSAL 1

ELECTION OF DIRECTORS

The Board of Directors presently consists of a chairman and nine other members.  Each member, with the exception of Michael N. Vittorio, who also serves as President and Chief Executive Officer (“CEO”) of the Corporation and its wholly-owned bank subsidiary, The First National Bank of Long Island (“Bank”), is independent as defined in the Nasdaq Rules.

The Board is divided into two classes, Class I and Class II, each with five members.  The following table sets forth the present composition of the Board.

Name	Class	Expiration of Term
Allen E. Busching	II	2014
Paul T. Canarick	II	2014
Alexander L. Cover	II	2014
Howard Thomas Hogan, Jr.	I	2013
John T. Lane	I	2013
J. Douglas Maxwell, Jr.	II	2014
Stephen V. Murphy	II	2014
Milbrey Rennie Taylor	I	2013
Walter C. Teagle III	I	2013
Michael N. Vittorio	I	2013

As to the election of directors, each stockholder entitled to vote has the right to vote, in person or by proxy, the number of shares owned by him or her for as many persons as there are directors to be elected.  A stockholder may also cumulate his or her votes by giving one candidate as many votes as the number of directors to be elected multiplied by the number of his or her shares or by distributing such votes on the same principle among any number of candidates.  Cumulative voting can affect the election of directors if there are more nominees for director than positions to be filled.  In the event that cumulative voting is in effect, it is the intention of the persons named in the accompanying proxy to vote cumulatively for the nominees listed, and if authority for any nominee or nominees is withheld, the votes will be distributed among the remaining candidates in the discretion of the Board.

The nominees for election at this meeting will be the Class I directors.  It is intended that shares represented by properly executed proxies will be voted at the meeting in accordance with the marking indicated thereon and, in the absence of contrary indication, for the re-election of Directors Hogan, Lane, Taylor, Teagle and Vittorio.  Each of the Class I directors will hold office until the 2015 Annual Meeting of Stockholders, or until his or her successor is elected and qualified.  If at the time of the 2013 Annual Meeting any of the nominees named above is unavailable or chooses not to serve as a director (an event that the Board does not now anticipate), the proxies will be voted for the election as director of such other person or persons as the Board of Directors may designate.

The Board of Directors recommends a vote FOR all named nominees.

The following table sets forth a brief description of the business experience of each of the Company’s directors during the past five years.  It also indicates any other directorships held during the past five years in any company with a class of securities registered pursuant to section 12 of the Securities Exchange Act of 1934 (“Exchange Act”) or subject to the requirements of section 15(d) of the Exchange Act or any company registered as an investment company under the Investment Company Act of 1940.  The year set forth for each director is the year in which the person named became a director of the Corporation and the Bank with the exception of Mr. Hogan who became a director of the Corporation upon its formation in 1984.

BUSINESS EXPERIENCE OF DIRECTORS

Name	Principal Occupations and Other Directorships for Last 5 Years	Director Since
Allen E. Busching (Age 81)	Principal, B & B Capital (Consulting and Private Investment)	1999

Paul T. Canarick (Age 56)	President and Principal, Paul Todd, Inc. (Construction Company)	1992

Alexander L. Cover (Age 69)	Management Consultant (Private Practice)	2003

Howard Thomas Hogan, Jr. (Age 68)	Hogan & Hogan (Attorney, Private Practice)	1978

John T. Lane (Age 70)	Private Investor and Consultant (formerly: Managing Director, JP Morgan & Co.; Chairman, J.P. Morgan Florida; Director, J.P Morgan California, Morgan Shareholder Services, and Morgan Futures)	2007

J. Douglas Maxwell, Jr. (Age 71)	Director and formerly Chief Financial Officer, NIRX Medical Technologies LLC (Medical Technology)	1987

Stephen V. Murphy (Age 67)	President, S.V. Murphy & Co., Inc. (Investment Banking); Director, Excelsior Venture Partners III, LLC; Excelsior Multi-Strategy Hedge Fund of Funds Master Fund, LLC; Excelsior Private Markets Fund II (formerly: Director, Bowne & Co., Inc.)	2005

Milbrey Rennie Taylor (Age 66)	Strategic and Media Consultant (formerly: Executive Producer, CBS News)	2008

Walter C. Teagle III (Age 63)	Chairman of the Board, The First of Long Island Corporation and The First National Bank of Long Island; President and Owner, Teagle Management, Inc. (Private Investment Firm); Managing General Partner, Gulo Capital Partners L.P. (Private Investment Partnership); Chairman and Director, The Teagle Foundation, Inc.(Private Foundation)	1996

Michael N. Vittorio (Age 60)	President and Chief Executive Officer, The First of Long Island Corporation and The First National Bank of Long Island	2003

QUALIFICATIONS OF DIRECTORS

Diversity.  The Governance and Nominating Committee believes that the Board as a whole should adequately reflect the diversity of the Company’s constituencies and the communities in which the Company conducts business.  Although the Committee considers diversity in identifying nominees for director, it does not have a formal policy in this regard.  The Committee has a broad view of diversity, and conceptualizes it to include differences of viewpoint, professional experience, education, skill and other individual qualities and attributes that contribute to board heterogeneity, as well as race, gender, national origin and other characteristics.

Specific Core Competencies.  In addition to general qualifications and the consideration of diversity, the Governance and Nominating Committee has developed a Skill Sets Matrix that sets forth the specific core competencies it believes one or more Board members should possess.  The matrix is used to evaluate the collective skills of the existing board and identify the skills that the Committee should seek when filling a Board vacancy or increasing the size of the Board.  The Governance and Nominating Committee recognizes that some Board members may possess many of the core competencies, while others will possess only a few, but that each Board member should have particular strength with respect to at least one.  The identified core competencies, which are subject to change from time to time, include, but are not limited to: experience as a director; experience with publicly-held companies; background and experience necessary to qualify as an “audit committee financial expert” as defined in Regulation S-K of the Securities and Exchange Commission; and experience in banking, strategic planning, accounting and reporting, finance, mergers and acquisitions, investments, real estate, marketing, operations, information technology and legal matters.

With respect to each of the Company’s directors, the narrative that follows sets forth the specific experience, qualifications, attributes and skills that led to the conclusion that the person should serve as a director in light of the Company’s business and structure and the general qualifications and core competencies identified and deemed desirable by the Governance and Nominating Committee.

Allen E. Busching - Mr. Busching joined the Board in 1999 and is Chairman of the Compensation Committee and a member of the Audit and Strategic Planning Committees.  He is Principal of B&B Capital, a consulting and private investment firm.  He serves as Trustee of North Shore-Long Island Jewish Health Systems, Inc. and is a member of its Finance Committee.  Mr. Busching previously served as President and Chief Executive Officer of Veeco Instruments, a New York Stock Exchange Company, and has been a director of both banking and non-banking companies.  Mr. Busching’s experience has provided him with a number of the core competencies identified by the Governance and Nominating Committee, with particular strength in corporate governance, publicly held companies, strategic planning, operations and mergers and acquisitions.

Paul T. Canarick - Mr. Canarick joined the Board in 1992, is a member of the Governance and Nominating, Loan, Asset Liability and Strategic Planning Committees.  Mr. Canarick is President and Principal of Paul Todd, Inc., a privately held construction company.  Mr. Canarick’s experience has provided him with a number of the core competencies identified by the Governance and Nominating Committee, with particular strength in real estate.

Alexander L. Cover - Mr. Cover joined the Board in 2003 and is Chairman of the Audit Committee and a member of the Governance and Nominating, Asset Liability and Strategic Planning Committees.  He is currently a management consultant in private practice and, among other things, assists privately held companies with developing business plans.  Previously he was Partner In Charge of the financial institutions practice of the Long Island office of Ernst & Young, LLP.  At Ernst & Young, Mr. Cover’s experience also included, among other things, serving as review partner on both SEC and non-SEC engagements.  Mr. Cover has also been a director of a number of not-for-profit entities.  Mr. Cover’s experience has provided him with a number of the core competencies identified by the Governance and Nominating Committee, with particular strength in publicly held companies, banking, strategic planning, accounting and reporting and finance.

Howard Thomas Hogan, Jr., Esq. - Mr. Hogan joined the Board in 1978 and is a member of the Compensation and Loan Committees.  Mr. Hogan is currently an attorney in private practice, with an emphasis on real estate.  He currently serves and has served as a director of numerous not-for-profit and community organizations.  His experience has provided him with a number of the core competencies identified by the Governance and Nominating Committee, with particular strength in legal matters, real estate and corporate governance.

John T. Lane - Mr. Lane joined the Board in 2007 and is Chairman of the Asset Liability Committee and a member of the Governance and Nominating , Audit, Loan and Strategic Planning Committees.  He is currently a private investor and consultant and director of Winthrop University Hospital and Health Care Trustees of New York State.  Mr. Lane’s previous experience includes Managing Director of J.P. Morgan & Co.  During his twenty-six year career with J.P. Morgan, Mr. Lane served in leadership positions in Corporate Finance, Private Clients, Credit and Investor Services.  Mr. Lane also served as a member of J.P. Morgan’s Credit Policy Committee, Chairman of J.P. Morgan Florida, and Director of J.P. Morgan California, Morgan Shareholder Services and Morgan Futures.  Aside from J.P. Morgan, Mr. Lane has served as a director of a number of publicly and privately held companies and not-for-profit entities.  Mr. Lane’s experience has provided him with a number of the core competencies identified by the Governance and Nominating Committee, with particular strength in banking, publicly held companies, corporate governance, finance, and mergers and acquisitions.

J. Douglas Maxwell, Jr. - Mr. Maxwell joined the Board in 1987 and is Chairman of the Governance and Nominating Committee and a member of the Audit and Loan Committees.  Currently, Mr. Maxwell is a director and was formerly the Chief Financial Officer of NIRX Medical Technologies LLC.  Mr. Maxwell’s past experience includes a variety of executive positions including Chairman of the Board and Chief Executive Officer, Swissray Empower, Inc. and President, Chemco Technologies, Inc.  Mr. Maxwell has served as a director of a number of publicly and privately held companies and not-for-profit entities.  Mr. Maxwell’s experience has provided him with a number of the core competencies identified by the Governance and Nominating Committee, with particular strength in publicly held companies, corporate governance, accounting and reporting, and operations.

Stephen V. Murphy - Mr. Murphy joined the Board in 2005 and is Chairman of the Loan Committee and a member of the Compensation, Asset Liability and Strategic Planning Committees.  He is currently President of S.V. Murphy & Co., Inc., an investment banking firm.  He also serves as a director of several registered investment companies.  Mr. Murphy’s experience includes Merrill Lynch Capital Markets, where he was Managing Director in the Investment Banking Department in charge of the Financial Institutions Mergers and Acquisitions Group.  Prior to that, Mr. Murphy was with The First Boston Corporation as Managing Director in the Corporate Finance Department in charge of the Commercial Banking Group for Financing and Strategic Services.  Mr. Murphy also serves or has served as a director for various publicly-held and not-for-profit entities.  Mr. Murphy’s experience has provided him with a number of the core competencies identified by the Governance and Nominating Committee, with particular strength in publicly-held companies, corporate governance, banking, strategic planning, finance, mergers and acquisitions, and investments.

Milbrey Rennie Taylor - Ms. Taylor joined the Board in 2008 and is a member of the Governance and Nominating and Loan Committees.  She is currently a media consultant.  Ms. Taylor’s experience includes over thirty years in the television news business.  She served as Executive Producer of CBS News Sunday Morning and CBS Weekend News.  Ms. Taylor also served as Vice President of ThirdAge Media, an Internet company partly owned by CBS, Inc.  Ms. Taylor serves and has served as a director of a number of not-for-profit entities.  Ms. Taylor’s experience has provided her with a number of the core competencies identified by the Governance and Nominating Committee, with particular strength in corporate governance, communications and public relations.

Walter C. Teagle III - Mr. Teagle joined the Board in 1996, became Chairman of the Board in 2005 and is an ex officio member for all purposes of all Board Committees of the Corporation and the Bank.  Mr. Teagle is currently President and owner of Teagle Management, Inc., a private investment firm, Chairman and director of The Teagle Foundation, Inc. and Managing General Partner of Gulo Capital Partners L.P., a private investment partnership.  Mr. Teagle’s past experience includes a variety of executive and board positions including Managing Director, Groton Partners LLC, a merchant banking firm; Officer and Managing Director, Groton Asset Management LLC, an investment management company; Executive Vice President and Director, Lexent, Inc., a publicly-held infrastructure service provider; and President, Chief Executive Officer, and Director, Metro Design Systems, Inc., an engineering design services firm.  Mr. Teagle has also been a director of not-for-profit entities.  Mr. Teagle’s experience has provided him with a number of the core competencies identified by the Governance and Nominating Committee, with particular strength in corporate governance, operations, strategic planning and investments.

Michael N. Vittorio - Mr. Vittorio has been President and Chief Executive Officer of the Corporation and the Bank since 2003.  Mr. Vittorio is chairman of the Bank’s Strategic Planning Committee.  Prior to his employment by the Company in 2002, Mr. Vittorio was employed at J.P. Morgan Chase as Senior Vice President responsible for managing Chase Insurance Agency’s Insurance Brokerage and Advisory Service Business.  Previously he served in various capacities at J.P. Morgan Chase including Senior Credit Officer for Small Business Financial Services, Middle Market Regional Manager and Division Executive in the Small Business/Commercial Division.  Mr. Vittorio has been a director of a variety of not-for-profit entities.  Mr. Vittorio’s experience has provided him with strength in many of the core competencies identified by the Governance and Nominating Committee.

BOARD LEADERSHIP STRUCTURE

The Board has determined that the Chairman of the Board will be an independent director.  The Board believes that management accountability and the Board’s independence from management are best served by having an independent, non-executive chairman.

Walter C. Teagle III has served as Chairman of the Board since May 2005.  As Chairman, Mr. Teagle organizes the work of the Board and ensures that the Board has access to sufficient information to enable it to carry out its responsibilities, including monitoring the Corporation’s performance and the performance of management.  The role of the Chairman includes: (1) presiding over all meetings of the Board and stockholders, including regular executive sessions of the Board in which the CEO and other members of management do not participate; (2) establishing the annual agenda of the Board and agendas of each meeting in consultation with the CEO; (3) advising with respect to the work of each Committee and reviewing together with the Governance and Nominating Committee changes in Board membership and the membership and chair of each Committee; (4) coordinating periodic reviews of management’s strategic plan for the Corporation; (5) leading the Board’s review of the succession plan for the CEO; and (6) coordinating with the Compensation Committee of the Board the annual performance review of the CEO.

BOARD’S ROLE IN RISK OVERSIGHT

Risk is an integral part of Board and committee discussions throughout the year.  The significant risks facing the Corporation are set forth in an Enterprise Risk Management document prepared by management and reviewed by the Board.  While the Corporation’s management team, which includes a Chief Risk Officer, is responsible for identifying, assessing and managing risk, the Board is responsible for risk oversight and fulfills this responsibility primarily through its committees.  In granting authority to management, approving policies and strategies and receiving management reports, the Board and its committees consider, among other things, the risks that the Corporation faces.  For each critical risk, such as credit risk, interest rate risk and liquidity risk, the Corporation has a formal written policy that is approved by an appropriate board committee or the full Board.

The following table sets forth each Board committee and identifies its risk oversight responsibilities.

Board Committee	Risk Oversight Responsibilities
Loan Committee	Credit and Allowance for Loan Losses

Asset Liability Committee	Interest Rate, Liquidity, Credit, Earnings and Market

Audit Committee	Financial Reporting, Internal Control, Compliance, Legal, Operational, Technology, Business Continuity and Fiduciary

Governance and Nominating Committee	Succession Planning and Reputation

Compensation Committee	Compensation Policy and Practice

Strategic Planning Committee	Strategic

MEETINGS OF THE BOARD OF DIRECTORS

All of the members of the Board of the Corporation also serve on the Board of the Bank.  The Board of the Corporation held ten regular meetings during 2012.  Each director attended at least 75% of the aggregate number of Board meetings and meetings of the committees on which such director served.

BOARD COMMITTEES AND MEETINGS

The Board of the Corporation has three standing committees: the Governance and Nominating Committee, the Audit Committee and the Compensation Committee.  The Board of the Bank also has three standing committees: the Loan Committee, the Asset Liability Committee and the Strategic Planning Committee.

Governance and Nominating Committee

The Corporation has a separately-designated standing governance and nominating committee.  All the members of the Corporation’s Governance and Nominating Committee are independent directors as defined in the Nasdaq Rules.  The members of the Governance and Nominating Committee are Paul T. Canarick, Alexander L. Cover, J. Douglas Maxwell, Jr., Milbrey Rennie Taylor and Walter C. Teagle III.  The Committee met four times during 2012.

The Corporation’s Board has adopted a formal written charter for the Governance and Nominating Committee.  A current copy of the charter and the Corporation’s Corporate Governance Guidelines are available on the Corporation’s website by going to www.FNBLI.com and clicking on “Investor Relations,” then clicking on “Corporate Governance,” again clicking on “Corporate Governance,” and then clicking on “Governance and Nominating Committee Charter” or “Corporate Governance Guidelines.”

The Governance and Nominating Committee is currently responsible for: (1) identifying individuals qualified to become Board members and recommending to the Board the director nominees for the next annual meeting of stockholders; (2) recommending to the Board written corporate governance guidelines and monitoring compliance with said guidelines; (3) leading the Board in an annual Board self-assessment and reporting to the Board on its own self-assessment and the self-assessments performed by the other Board committees; and (4) recommending to the Board director candidates for each committee.

Although the Corporation has a long history of being able to attract and maintain a cohesive Board with the variety of skills necessary to properly oversee the affairs of the Corporation, the Governance and Nominating Committee will consider director candidates recommended by stockholders.  Submission of candidates may be made in writing at any time.  However, to be considered by the Governance and Nominating Committee for nomination at the 2014 annual meeting, such submissions should be made no later than November 18, 2013 to the Chairman of the Governance and Nominating Committee at the Corporation’s address set forth in this proxy statement.  In addition, nominations for the election of directors may be made by any stockholder entitled to vote for the election of directors provided that such nominations are made in accordance with the provisions of the Corporation’s bylaws establishing the information and notice requirements for such nominations.

In addition to interviews, the Governance and Nominating Committee may evaluate potential nominees by reviewing resumes, checking business and/or personal references, and performing background checks as deemed appropriate.  The Corporation has not paid a fee to any third party or parties to identify or evaluate or assist in identifying or evaluating potential nominees.

All of the Class I nominees approved by the Governance and Nominating Committee for inclusion on the Corporation’s proxy card for the Annual Meeting of Stockholders to be held April 16, 2013 are directors standing for reelection.

Audit Committee

The Corporation has a separately-designated standing audit committee.  The members of the Audit Committee are Allen E. Busching, Alexander L. Cover, John T. Lane, J. Douglas Maxwell, Jr. and Walter C. Teagle III.  The Committee met eight times during 2012.

The Corporation’s Board has adopted a formal written charter for the Audit Committee.  A current copy of the charter is available on the Corporation’s website by going to www.FNBLI.com and clicking on “Investor Relations,” then clicking on “Corporate Governance,” again clicking on “Corporate Governance,” and then clicking on “Audit Committee Charter.”

The Board has determined that all members of the Audit Committee are independent as independence for audit committee members is defined in SEC Rule 10A-3 and the Nasdaq Rules.  The Board has also determined that Alexander L. Cover is an audit committee financial expert as that term is defined in paragraph (d)(5)(ii) of Item 407 of Regulation S-K of the Securities and Exchange Commission.

The Audit Committee is responsible for: (1) selecting, retaining, and dismissing, if necessary, the independent auditors and approving audit fees and engagement terms and all non-audit services provided by the independent auditors; (2) reviewing and discussing with management and the independent auditors the Corporation’s audited consolidated financial statements and internal control over financial reporting; (3) meeting with the Corporation’s independent auditors and reviewing with them the results of their annual audit of the Corporation’s consolidated financial statements, including any recommendations the auditors may have with respect to internal controls or other business matters; (4) approving the audit plan and reviewing the scope and results of internal audits performed by both the Bank’s in-house audit staff and external firms; (5) reviewing the results of examinations performed by regulatory authorities; (6) insuring that the Corporation fulfills the annual internal control reporting requirements of Section 404 of the Sarbanes-Oxley Act of 2002 and that the Bank fulfills the annual audit and management reporting requirements of Section 112 of the Federal Deposit Insurance Corporation Improvement Act of 1991; and (7) reviewing the Bank's performance of its obligations under various laws and regulations, including those affecting consumers.  The Audit Committee Report is included in a separate section of this proxy statement.

Compensation Committee

The Corporation has a separately-designated standing compensation committee.  All the members of the Corporation’s Compensation Committee are independent directors as defined in the Nasdaq Rules.  The members of the Compensation Committee are Allen E. Busching, Howard Thomas Hogan, Jr., Stephen V. Murphy and Walter C. Teagle III.  The Committee met seven times during 2012.

The Corporation’s Board has adopted a formal written charter for the Compensation Committee.  A current copy of the charter is available on the Corporation’s website by going to www.FNBLI.com and clicking on “Investor Relations,” then clicking on “Corporate Governance,” again clicking on “Corporate Governance,” and then clicking on “Compensation Committee Charter.”

The Compensation Committee is responsible for: (1) conducting a periodic review of the Corporation’s incentive-based compensation policy for covered persons, as defined, and other compensation policies, strategies and plans for the CEO, other executive officers and non-employee directors and reporting and making recommendations to the Board with respect thereto; (2) recommending to the Board approval of employment contracts for the CEO and other executive officers;  (3) evaluating the performance of the CEO and recommending to the Board the base compensation level for the CEO; (4) reviewing, at its discretion, the CEO’s performance evaluation of the other executive officers of the Corporation and recommending to the Board the base compensation level of each such officer; (5) recommending to the Board approval of cash compensation for non-employee directors;  (6) setting corporate goals used to determine cash incentive compensation paid to the CEO and other executive officers and stock-based compensation awarded to the CEO, other executive officers and non-employee directors; (7) recommending to the Board approval of cash incentive compensation for the Corporation’s CEO and other executive officers pursuant to the Corporation’s Incentive Compensation Plan or otherwise; (8) administering the Corporation’s stock compensation plan, including recommending to the Board approval of awards of stock-based compensation to the CEO, other executive officers and non-employee directors under such plan and pursuant to the Corporation’s Incentive Compensation Plan or otherwise; (9) reviewing the overall annual salary budget for the Bank’s entire employee population; (10) conducting, or causing to be conducted, at its discretion, a periodic review of the Corporation’s pension, 401(k), supplemental executive retirement and health and welfare plans; (11) reviewing the compensation disclosures included in the Corporation’s annual proxy statement and preparing or causing to be prepared an annual report of the Committee on executive compensation to be included therein; (12) considering the results of the most recent non-binding, stockholder advisory vote on executive compensation and, if deemed necessary, recommending to the Board changes in compensation policies, practices and decisions; and (13) reviewing the most recent non-binding, stockholder advisory vote on the frequency of stockholder votes on executive compensation and, in light of such advisory vote, recommending to the Board how frequently the Company should include in its proxy materials a non-binding, stockholder advisory vote on the compensation of its named executive officers.

Administration of the Corporation’s stock compensation plan includes selecting directors and officers to whom awards are to be made and determining the timing, duration, amount, type and terms of each award.  Members of the Compensation Committee as well as all other non-employee directors of the Corporation have been eligible for awards of stock-based compensation in the past and it is currently anticipated that they will be eligible for future awards.

In determining an appropriate level of compensation for the CEO and other executive officers, the Compensation Committee periodically engages an independent compensation consulting firm to gather and help analyze the information necessary to make such determinations.  In 2012, the Compensation Committee engaged Pearl Meyer & Partners (“PM&P”), an independent national compensation consulting firm, to conduct a review of the compensation of the Company’s CEO and other executive officers.  The objective of the review was to provide an assessment of the competitiveness and effectiveness of the Corporation’s compensation programs relative to peer banks.

In performing their 2012 review, PM&P worked with the Compensation Committee to develop a custom peer group.  The peer banks are similar in size and scope to the Bank, with total assets ranging from approximately $1.2 billion to $4.3 billion.  This range compares to total assets for the Bank of approximately $2.1 billion at year-end 2012.  The peer group consists of seventeen (17) publicly-held banks located in the Bank’s general geographic area and includes S&T Bancorp, Inc., Tompkins Financial Corporation, Sun Bancorp, Inc., Lakeland Bancorp, Inc., Hudson Valley Holding Corp., Sterling Bancorp, Metro Bancorp, Inc., Financial Institutions, Inc., Univest Corporation of Pennsylvania, Arrow Financial Corporation, Bryn Mawr Bank Corporation, CNB Financial Corporation, Peapack-Gladstone Financial Corporation, Center Bancorp, Inc., Alliance Financial Corporation, Bridge Bancorp, Inc., and BCB Bancorp, Inc.  PM&P also gathered peer data from published industry surveys, including their own survey and surveys performed by other nationally recognized compensation consulting firms.  In performing their reviews, PM&P assessed the elements of executive compensation both individually and in the aggregate, including base salary, annual cash incentive compensation and annual equity awards.  Based on their reviews, PM&P provided the Compensation Committee with a comparison of the compensation of the CEO and other executive officers to the market median and commentary on such compensation in light of the financial performance of the Company versus that of its peers.  PM&P also provided observations and recommendations on emerging trends and best practices.

Other than the services described above, PM&P has not provided any other services to the Company.

The Compensation Committee considers the most recent stockholder say on pay advisory vote in reviewing the Corporation’s executive compensation policies, practices and decisions.  In light of the support of our stockholders, the Compensation Committee concluded that no major revisions were necessary to our executive compensation program.

Compensation Committee Interlocks and Insider Participation.  No member of the Compensation Committee: (1) was an officer or employee of the Corporation or the Bank; (2) was formerly an officer of the Corporation or the Bank; or (3) had any relationship requiring disclosure by the Corporation under the SEC’s rules governing disclosure of related party transactions.  No executive officer of the Corporation served as a director or member of a compensation committee of another entity, one of whose directors or executive officers served as a member of the Corporation’s Board of Directors or Compensation Committee.

 Loan Committee of the Bank

The Bank has a separately-designated standing loan committee.  The members of the Loan Committee are Paul T. Canarick, Howard Thomas Hogan, Jr., John T. Lane, J. Douglas Maxwell, Jr., Stephen V. Murphy, Milbrey Rennie Taylor, Walter C. Teagle III and Michael N. Vittorio.  In 2012, the Committee met quarterly to review the overall loan portfolio, reports by the Bank’s independent loan review consultants and the allowance for loan losses.

Residential mortgage loans in excess of $500,000 and other loans in excess of $400,000 require the approval of the Management Loan Committee.  Loans in excess of $7.5 million also require the approval of two non-management members of the Board Loan Committee.  Loans in excess of $10.0 million require the recommendation of the Management Loan Committee and the approval of a majority of the Board.

Asset Liability Committee of the Bank

The Bank has a separately-designated standing Asset Liability Committee.  The members of the Asset Liability Committee are Paul T. Canarick, Alexander L. Cover, John T. Lane, Stephen V. Murphy, Walter C. Teagle III and Michael N. Vittorio.  The Committee held four meetings in 2012.

The Asset Liability Committee is responsible for providing oversight with respect to the Bank’s achievement of its overall objective of optimizing returns consistent with prudent risk management regarding assets, liabilities, equity and off-balance sheet activities.  In this regard, the Committee: (1) oversees investment risk and approves the investment policy limits and operating guidelines set forth in the Bank’s Investment Policy; (2) oversees interest rate risk and approves the risk limits and operating guidelines set forth in the Bank’s Interest Rate Risk Policy; (3) oversees liquidity risk and approves the risk limits and operating guidelines set forth in the Bank’s Liquidity Policy and Liquidity Contingency Plan; and (4) oversees management’s use, if any, of embedded and stand-alone derivative instruments for purposes of managing interest rate risk.

Strategic Planning Committee of the Bank

The Bank has a separately-designated standing Strategic Planning Committee.  The members of the Strategic Planning Committee are Allen E. Busching, Paul T. Canarick, Alexander L. Cover, John T. Lane, Stephen V. Murphy, Walter C. Teagle III and Michael N. Vittorio.  Members of the Committee meet formally or informally with executive management throughout the year and the full Board dedicates one meeting per year to reviewing the Corporation’s strategic plan.  The Strategic Planning Committee is responsible for providing oversight with respect to the preparation and revision of the Corporation’s strategic plan, and monitoring the Corporation’s ongoing performance with respect to the plan.

BOARD MEMBER ATTENDANCE AT ANNUAL MEETINGS

The Board strongly encourages each of its members to attend the Annual Meeting of Stockholders.  In this regard, the Board sets the date for the Annual Meeting of Stockholders to coincide with the April Board meeting.  All but one director attended the prior year’s Annual Meeting of Stockholders which was held on April 17, 2012.

SECURITY HOLDER COMMUNICATIONS TO THE BOARD OF DIRECTORS

The Corporation’s Board does not have a formal process for security holders to send communications to the Board.  The Board believes that a formal process is unnecessary because the Corporation is relatively small and both the Chairman of the Board and the President and CEO, who is also a director, are easily accessible by telephone and mail.

COMPENSATION OF DIRECTORS

Cash Compensation

The Chairman of the Board of the Corporation and the Bank receives a quarterly retainer of $22,375 for service on both boards.  The Chairman does not receive per meeting fees or committee retainers.  Other non-employee directors receive a quarterly retainer of $3,625 for service on the Corporation’s Board and $1,250 for each regularly scheduled meeting of the Bank’s board, provided they attend at least eight of the ten meetings.  If a director attends fewer than eight meetings, the director receives $1,250 for each meeting attended.  In addition, non-employee directors of the Corporation and the Bank receive $1,250 for each special Board meeting and $500 for each telephone Board meeting and, as described below, receive retainers for board committee service.

The Chairmen of the Corporation’s and the Bank’s board committees each receive annual retainers of $7,000, except the Audit Committee Chairman receives $12,000 and the Governance and Nominating Committee Chairman receives $6,250.  In addition, the Chairman of the Board Loan Committee and all other Board Loan Committee members receive $500 per meeting with the Management Loan Committee.  Members of each of the Corporation’s and the Bank’s board committees receive annual retainers of $3,500, except Audit Committee members receive $5,500.

The CEO does not receive retainers or per meeting fees for Board service.

Stock-based Compensation

The Corporation’s 2006 Stock Compensation Plan allows for the granting of equity awards to non-employee directors of the Corporation.  Equity compensation for directors consists of restricted stock units (“RSUs”).  The number of RSUs granted to the Chairman and each non-employee director is in accordance with a methodology recommended by the Compensation Committee and adopted by the Board of Directors.

RSUs are convertible into shares of Common Stock after three years except for the ability to immediately convert all outstanding RSUs upon a change in control, retirement, death or total and permanent disability.  The ability to convert RSUs into shares of Common Stock after three years and the related conversion ratio is determined in the same manner as for executive officers described in the “Compensation Discussion and Analysis” appearing elsewhere in this proxy statement.

Retirement Plan

On June 18, 1991, the Board of Directors of the Bank adopted The First National Bank of Long Island Retirement Plan for Directors ("Retirement Plan").  Effective December 31, 2000, the Retirement Plan was terminated.  Upon termination, the benefits earned by directors for services rendered through December 31, 2000 were frozen and the ability of directors to earn additional benefits under the Retirement Plan was discontinued.  Upon retirement after attaining the age of sixty (60), each of the current directors who was a director prior to 2001 will receive a credit ("Credit Percentage") of ten percent (10%) multiplied by the number of years of service on the Board through December 31, 2000, to a maximum of one hundred percent (100%).  The annual benefit ("Annual Benefit") under the Retirement Plan is equal to the monthly Board of Directors’ attendance fee in effect as of December 31, 2000 of $1,000, multiplied by twelve (12) and then multiplied by the Credit Percentage.  The Annual Benefit is payable in quarterly installments for a period of seven (7) years from the date of retirement  ("Payment Period").  In the event of the death of a director or a retired director, the surviving spouse of such director is entitled to receive an annual payment equal to seventy-five percent (75%) of the Annual Benefit, calculated as set forth above, and payable over the remainder of the applicable Payment Period.

The following table sets forth information concerning the compensation of directors for 2012.

DIRECTOR COMPENSATION

	Fees Earned or Paid in Cash	Stock Awards (1)	Change in Pension Value and Nonqualified Deferred Compensation Earnings (2)	Total	Aggregate Option Awards Outstanding	Aggregate Stock Awards Outstanding (3)
Name	($)	($)	($)	($)	(#)	(#)
Allen E. Busching	44,250	24,012	715	68,977	9,350	1,443
Paul T. Canarick	42,250	24,012	1,018	67,280	10,640	1,443
Alexander L. Cover	50,750	24,012		74,762	10,226	1,443
Howard Thomas Hogan, Jr., Esq.	35,250	24,012	3,228	62,490	10,348	1,443
John T. Lane	47,750	24,012		71,762	5,474	1,443
J. Douglas Maxwell, Jr.	43,500	24,012	3,954	71,466	11,106	1,443
Stephen V. Murphy	45,750	24,012		69,762	5,617	1,443
Milbrey Rennie Taylor	35,250	24,012		59,262	4,496	1,443
Walter C. Teagle III	89,500	48,051	1,024	138,575	19,263	2,885

(1)
The values shown are for RSU awards made in January 2013 based on 2012 performance and represent the aggregate grant date fair values computed in accordance with FASB ASC Topic 718.  For the methodology used in determining the grant date fair value of RSUs see Note J "Stock-Based Compensation" to the Corporation's 2012 Consolidated Financial Statements.

(2)	The change in pension value represents interest on the benefit frozen as of December 31, 2000.
(3)	Represents the target number of shares into which outstanding RSUs can potentially be converted.

MANAGEMENT

The following table sets forth information about all executive officers of the Corporation and the Bank as of the date of this proxy statement.

Executive Officers	Age	Present Capacity	Officer Since

Michael N. Vittorio	60	Director, President and Chief Executive Officer of the Corporation and the Bank	2002

Sallyanne K. Ballweg	57	Senior Vice President and Secretary of the Corporation; Senior Executive Vice President of the Bank	2007

Mark D. Curtis	58	Senior Vice President and Treasurer of the Corporation: Executive Vice President, Chief Financial Officer and Cashier of the Bank	1997

Richard Kick	55	Senior Vice President of the Corporation and Executive Vice President of the Bank	1991

Donald L. Manfredonia	61	Senior Vice President of the Corporation and Executive Vice President of the Bank	1987

Brian J. Keeney	64	Senior Vice President of the Corporation and Executive Vice President of the Bank	2000

Christopher Becker	47	Vice President of the Corporation and Executive Vice President and Chief Risk Officer of the Bank	2011

Richard P. Perro	47	Executive Vice President of the Bank	2002

Mr. Becker joined the Corporation and the Bank in February 2011 as Vice President of the Corporation and Senior Vice President of the Bank.  In 2013, Mr. Becker was promoted to Executive Vice President of the Bank.  Prior to joining the Bank, Mr. Becker was Executive Vice President and Chief Financial Officer of the Bank of Smithtown.  Prior to that, Mr. Becker served as President and Chief Executive officer of a bank in organization after spending nearly 19 years at The Bridgehampton National Bank, most recently as Executive Vice President and Chief Operating Officer.

Mr. Perro joined the Bank in 2002 as Vice President and Branch Manager.  He was promoted to Senior Vice President of Branch Administration in 2009 and was promoted to the Head of Branch Distribution in 2011.  In 2013, Mr. Perro was promoted to Executive Vice President of the Bank.

PROPOSAL 2

NON-BINDING, ADVISORY VOTE TO APPROVE THE COMPENSATION PAID TO THE
COMPANY’S NAMED EXECUTIVE OFFICERS

The compensation paid to our named executive officers is disclosed in this proxy statement in the sections entitled “Compensation Discussion and Analysis,” “Compensation of Executive Officers,” “Compensation Pursuant to Plans” and “Employment Contracts.”  We believe that our compensation policies, practices and decisions are focused on pay-for-performance principles and are strongly aligned with the long-term best interests of our stockholders.  Compensation of our named executive officers is designed to enable us to attract and retain talented and experienced senior executives to lead the Company successfully in a competitive environment.  Stockholders are being asked to cast a non-binding, advisory vote on the following resolution:

RESOLVED, that the compensation paid to the Company’s named executive officers as disclosed in its proxy statement for the April 16, 2013 Annual Meeting of Stockholders pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED.

The affirmative vote of the holders of a majority of shares represented in person or by proxy and voting on this item will be required for approval.

Your vote on this Proposal 2 is advisory, and therefore not binding on the Company, the Compensation Committee or the Board.  The vote will not be construed to overrule any decision by the Company or the Board; to create or imply any change to the fiduciary duties of the Company or the Board; or to create or imply any additional fiduciary duties for the Company or the Board.  However, our Board and our Compensation Committee value the opinions of our stockholders and to the extent there is a significant vote against the compensation paid to our named executive officers as disclosed in this proxy statement, we will consider our stockholders’ concerns and the Compensation Committee will evaluate whether any actions are necessary to address those concerns.

The Board of Directors recommends a vote FOR the proposal to approve the compensation paid to the Company’s named executive officers.

COMPENSATION COMMITTEE REPORT

We have reviewed and discussed with management the Compensation Discussion and Analysis included herein and provided pursuant to Item 402(b) of Regulation S-K.

Based on this review and discussion, we recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

This report has been furnished by the current members of the Compensation Committee:

•	Allen E. Busching, Chairman
•	Howard Thomas Hogan, Jr.
•	Stephen V. Murphy
•	Walter C. Teagle III

The preceding report shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 (“1933 Act”) or the Securities Act of 1934 (“1934 Act”), except to the extent the Corporation specifically incorporates this information by reference, and shall not otherwise be deemed filed under the 1933 Act or the 1934 Act.

COMPENSATION DISCUSSION AND ANALYSIS

The following is a discussion of the compensation awarded to, earned by or paid to the named executive officers.  The discussion explains all the material elements of the Corporation’s compensation of the named executive officers.  It should be read in conjunction with the other executive compensation disclosures that appear elsewhere in this proxy statement.

Guiding Principles

In designing and maintaining a compensation program for the Corporation’s executive officers, the Compensation Committee adheres to the following guiding principles:

(1)	The compensation program should be principles-based, employ best practices in executive compensation and consider all relevant regulatory guidance regarding sound incentive compensation policies.

(2)
The compensation program should be designed and supervised by the Compensation Committee with the assistance of independent compensation consultants, legal counsel and other advisors who have significant experience in risk management, compensation practices and legal matters in the financial services industry.

(3)
The Compensation Committee should consist entirely of independent directors and operate under a charter adopted by the Board of Directors that clearly defines its duties and responsibilities.  Significant approvals by the Compensation Committee regarding the provisions of the executive compensation program and awards thereunder should be ratified by the full Board of Directors.

(4)
Compensation awarded under the program should be directly tied to corporate performance and thereby closely aligned with the interests of stockholders.  The corporate performance levels necessary to earn threshold, target and maximum cash incentive and equity awards should be determined by the Compensation Committee.

(5)
The compensation program should enable the Corporation to attract and retain highly skilled professionals in each necessary discipline (i.e. executive, financial, lending, operations, risk management).

(6)
Compensation paid should be appropriately balanced between short and long-term components.  The short-term components should consist of base salary and cash incentive compensation and the long-term components should be equity awards that vest over a period of time as well as retirement benefits.

(7)
The competitiveness of total direct compensation, which consists of base salary, cash incentive and equity awards, should be tested regularly by a comparison to: (1) a group of peer banks selected by the Compensation Committee that are similar in size and scope to the Corporation; and (2) amounts published in compensation surveys for the banking industry conducted by nationally recognized independent compensation consulting firms.

(8)	The compensation program should achieve internal equity among the Corporation’s executive officers.

(9)	Retirement benefits should be market competitive and evaluated based on the percentage of the executive’s income replaced in retirement.

(10)
Payments upon a change in control or termination should be market competitive, reasonable in amount and designed to insure that the executive officers of the Bank are not significantly harmed nor unduly enriched and are therefore objective with respect to the consummation of a transaction, such as a sale or merger of the Bank, that may be in the best interests of the Corporation’s stockholders.

(11)
The Compensation Committee should identify those employees, whether they be executive officers or otherwise, who could potentially expose the Corporation to material amounts of risk.  The compensation of such employees should be designed to discourage imprudent risk taking and contain maximum incentive amounts that do not represent windfalls.

(12)	Clawbacks should be utilized within the compensation program when deemed appropriate.

(13)
The CEO’s goals should be established under the guidance of the Compensation Committee, and the goals set by the CEO for the Corporation’s other executive officers should be ratified by the Compensation Committee.

Objectives of the Executive Compensation Program

The Corporation’s executive compensation program is designed to enable the Corporation to attract and retain the talent necessary to safely and successfully operate and grow the Bank.

What the Executive Compensation Program is Designed to Reward

Certain elements of the executive compensation program are intended to reward current performance while others are intended to provide an incentive for continued employment and future performance.

Elements of Executive Compensation

The executive compensation program consists of four basic components: (1) base salary; (2) cash incentive compensation; (3) equity awards; and (4) other noncash compensation, consisting primarily of retirement benefits.

Why We Choose To Pay Each Element of Executive Compensation

Base Salary.  The Compensation Committee believes that base salary for an executive officer should compensate the officer for the skills and effort required to perform the officer’s day-to-day responsibilities, taking into account the size and complexity of the Company.

Cash incentive.  The Compensation Committee has included annual cash incentive compensation in the executive compensation program as a means to incentivize executive officers to optimize corporate performance through, among other things, the achievement of annual corporate goals set forth in the Corporation’s strategic plan.

Equity Awards.  The Compensation Committee uses equity awards granted under the Corporation’s stock-based compensation program, as a means to incentivize executive officers to optimize corporate performance over a sustained time-period.  Equity awards, together with retirement benefits, are the longer-term components of compensation.

Other Noncash Compensation.  Other noncash compensation consists of: (1) retirement benefits paid under the Bank’s defined benefit pension plan (“Pension Plan”), 401(k) plan and Supplemental Executive Retirement Plan (“SERP”); and (2) noncash fringe benefits not available to the general employee population of the Bank.  Noncash fringe benefits, other than those available to the general employee population at the Bank, include the personal use of business automobiles and country clubs.

Retirement benefits provided by the Corporation’s pension, 401(k) and SERP plans are provided to encourage executive officers to maintain their employment with the Corporation and maximize long-term corporate performance.  The purpose of the SERP is to provide executive officers selected by the Compensation Committee with the additional pension and 401(k) benefits, if any, that they would receive in the absence of Internal Revenue Code provisions which limit the amount of compensation that can be considered in determining retirement benefits to be paid under the Bank’s tax-qualified retirement plans.  The only participant in the SERP, which is described in detail elsewhere in this proxy statement, is the CEO.  Country club memberships are provided to the Bank’s CEO and Senior EVP to aid them in developing and retaining business.  Business automobiles are provided to all of the Bank’s executive officers as a competitive perquisite and as an alternative to reimbursing such officers for mileage driven on account of business conducted on behalf of the Corporation.

The Compensation Committee periodically evaluates the competitiveness of the Corporation’s retirement benefits for executive officers and all other employees on the basis of the percentage of employment income replaced by such benefits in retirement versus the percentage replaced by the programs of the Corporation’s peers.  Gains from prior equity awards have not been specifically considered in setting retirement benefits.

How We Determine The Amount To Pay For Each Element of Executive Compensation

The total compensation paid by the Corporation to each of its executive officers is based on a variety of factors including: (1) the Company’s recent and expected future overall financial performance; (2) current economic conditions and the effect thereof on the Company’s performance and that of its peers; (3) the executive officer’s experience and tenure in his or her current position, years of service with the Bank, scope of responsibilities, leadership ability, compensation relative to the Company’s other executive officers, recent and expected future performance, and contributions to corporate performance; (4) a comparison of total compensation and each element of compensation paid to the executive to compensation amounts paid by peer banks to executives with similar roles and compensation amounts set forth in published industry surveys for executives with similar roles; and (5) the most recent stockholder advisory vote on executive compensation.  As previously discussed, comparative compensation studies are performed and updated on a periodic basis by an independent compensation consulting firm engaged by and working under the direction of the Corporation’s Compensation Committee.

Base salary for the CEO is reviewed by the Compensation Committee on an annual basis.  The Compensation Committee completes an annual review of the base salary recommendations made by the CEO for the Company’s other executive officers.  Each executive officer does not necessarily receive an increase in base salary each year.  In reviewing each executive officer’s base salary, the Compensation Committee considers the amounts paid by peer banks and amounts set forth in compensation surveys performed by nationally recognized independent compensation consulting firms.  The Compensation Committee also considers the Corporation’s overall budget for base salary increases.

Cash incentive compensation for the NEOs represents 45% of total annual incentive compensation, while equity awards make up the balance.  For the Corporation’s CEO, Senior EVP and CFO, cash incentive compensation is based entirely on corporate performance measured by net income, ROA and bank safety.  For the other NEOs, cash incentive compensation is based on a combination of corporate and personal performance, with corporate performance weighted 80% and personal performance weighted 20%.  Personal performance is measured by the achievement of goals, monetary and nonmonetary, assigned by the CEO.  Cash incentive compensation for all executive officers can be increased or decreased at the discretion of the Compensation Committee.

The following table sets forth the range of cash incentive compensation as a percentage of base salary for 2012 assuming that the Corporation achieved at least threshold levels of performance.  Achievement of corporate performance levels greater than the threshold level but less than the maximum level will result in the payment of cash incentive compensation that is proportionately greater than the threshold cash incentive compensation but less than the maximum cash incentive compensation.

NEO	Threshold	Target	Maximum
Michael N. Vittorio	11.48%	27.00%	39.49%
Sallyanne K. Ballweg	10.52%	24.75%	36.76%
Mark D. Curtis	10.52%	24.75%	36.76%
Richard Kick	8.42%	24.75%	36.83%
Donald L. Manfredonia	8.42%	24.75%	36.83%

Equity incentive compensation for the NEOs consists of RSUs.  For all NEOs, equity incentive compensation is based entirely on corporate performance measured by the same metrics used for cash incentive compensation.  All RSUs granted to date have a clawback feature in that the ability to convert them into shares of Common Stock and the related conversion ratio will be dependent on the Corporation’s performance in the third year of the three calendar year period beginning with the year in which the RSUs were awarded.  Corporate performance for purposes of converting RSUs into shares of Common Stock will be assessed based on net income and ROA.  For all outstanding RSUs, the threshold level of performance will result in a conversion ratio of one RSU for one-half (½) share of Common Stock and performance at or above the target level will result in a conversion ratio of one RSU for one share of Common Stock.  Performance greater than the threshold level but less than the target level will result in a conversion ratio proportionately greater than one RSU for one-half (½) share of Common Stock but less than one RSU for one share of Common Stock.  If net income and ROA fall below the threshold level, the RSUs will expire and not be convertible into shares of the Corporation’s Common Stock.  Vesting of RSUs may be subject to acceleration in the event of a change in control, death, total and permanent disability or retirement.  The value of a RSU realized at vesting can be more or less than its grant date fair value if the Common Stock price at the date of vesting is more or less than the grant date fair value.  Additionally, the value realized upon the vesting of an RSU grant can be less than its grant date fair value if the aggregate conversion ratio described above is less than one RSU for one share of Common Stock.

The following table sets forth the range for the grant date fair value of equity awards as a percentage of base salary for 2012 assuming that the Corporation achieved at least threshold levels of performance. Achievement of corporate performance levels greater than the threshold level but less than maximum level will result in a grant of equity awards that is proportionately greater than the threshold grant of equity awards but less than the maximum grant of equity awards.

NEO	Threshold	Target	Maximum
Michael N. Vittorio	14.03%	33.00%	48.26%
Sallyanne K. Ballweg	12.86%	30.25%	44.93%
Mark D. Curtis	12.86%	30.25%	44.93%
Richard Kick	12.86%	30.25%	44.93%
Donald L. Manfredonia	12.86%	30.25%	44.93%

The following table sets forth the performance metrics and weights established by the Compensation Committee for use in determining 2012 cash and equity incentive compensation along with the Corporation’s actual 2012 performance with respect to each metric.  The Corporation’s actual results for 2012 for incentive compensation purposes are less than those reported in the Corporation’s December 31, 2012 financial statements due to adjustments deemed appropriate by the Compensation Committee.

Metric	Weight	Threshold	Target	Maximum	Actual Results
Net Income	50%	$ 15,750,000	$ 21,000,000	$ 26,250,000	$ 19,661,000
ROA	35%	0.77%	1.02%	1.28%	0.96%
Bank Safety Rating	15%	N/A	Meets Standards	Exceeds Standards	Exceeds Standards

The following table sets forth the actual payouts for 2012 as a percentage of base salary for cash and equity incentive compensation.

NEO	Cash Incentive	Equity Awards	Total
Michael N. Vittorio	30.92%	37.79%	68.71%
Sallyanne K. Ballweg	28.90%	35.33%	64.23%
Mark D. Curtis	28.90%	35.33%	64.23%
Richard Kick	27.39%	35.33%	62.72%
Donald L. Manfredonia	29.16%	35.33%	64.49%

In the future the Compensation Committee may use different metrics to measure corporate performance such as earnings per share, return on average stockholders’ equity or the efficiency ratio.

The Compensation Committee believes that total compensation for executive officers should be market competitive, meaning that when compared to the Bank’s peer group it should generally be within 15% of the market median and between the 40th to 60th percentile.  In performing their 2012 review of executive compensation, PM&P used compensation data from the Corporation’s peer group and other published industry surveys to calculate a market median and percentile amount against which total direct compensation for the Bank’s named executive officers, consisting of base salary, cash incentive and equity awards, should be compared.  The 2012 PM&P study showed that the total direct compensation of all of the Bank’s named executive officers was within 15% of the market median and, for all but one, was within the 40th to 60th percentile.  The actual range of variance from the market median was from 7% below to 7% above, and the actual percentile rankings ranged from 45% to 65%.

Effective January 1, 2013, the Board, upon a recommendation from the Compensation Committee, amended the executive compensation plan to: (1) increase the target incentive compensation for the CEO from 60% to 75% of base salary and increase the target incentive for the other NEOs from 55% to 70% of base salary; and (2) eliminate a provision in the plan which provided that if in any year the Corporation achieved a bank safety rating of “exceeds standards” as determined by the Compensation Committee, the Corporation’s executive officers would receive the target incentive compensation for performance with respect to the bank safety rating metric plus additional incentive compensation equal to 15% of their base salaries.

For the plan as amended, the following table sets forth the range of incentive compensation and, on a pro-forma basis, what the 2012 incentive compensation payouts would have been had the 2013 plan amendments been in effect.

				Pro-forma Payout as a
NEO	Threshold	Target	Maximum	Percentage of Base Salary (1)
CEO	31.875%	75%	90.938%	67.13%
Other NEOs	29.750%	70%	84.875%	62.65%

(1)	Assumes the target level of performance was achieved on the NEO’s personal performance goals, if any.

Termination and Change in Control Payments

Each of the named executive officers has an employment agreement with the Corporation and the Bank that provides for severance compensation in the event of an involuntary termination of employment or resignation of employment following a change in control.  These provisions are designed to insure that the named executive officers of the Bank are not significantly harmed or unduly enriched and are therefore objective with respect to the consummation of a transaction, such as a sale or merger of the Bank that may be in the best interests of the Corporation’s stockholders.  In determining the severance arrangement for the CEO and each of the other named executive officers, the Compensation Committee considered the severance arrangements offered by peer banks to their CEOs and other named executive officers.

Impact of Accounting and Tax Treatment of Certain Elements of Compensation

Effective January 1, 2006, the date the Corporation adopted Statement of Financial Accounting Standards No. 123(R), the Compensation Committee began granting non-qualified stock options (“NQSOs”) as opposed to incentive stock options (“ISOs”) as had been granted in the past.  NQSOs are advantageous from the Corporation’s standpoint because, unlike ISOs, the Corporation can record a book tax benefit for the compensation cost recognized for financial statement reporting purposes under SFAS No. 123(R) and receives a tax benefit upon the exercise of in-the-money options.  Beginning in 2007, the Compensation Committee added RSUs as a component of stock-based compensation and in 2012, began solely utilizing RSUs rather than a combination of NQSOs and RSUs for equity compensation purposes.  RSUs are also advantageous from the Corporation’s standpoint because, like NQSOs, the Corporation can record a book tax benefit for the compensation cost recognized for financial statement reporting purposes and receives a tax benefit upon the vesting of RSUs.

Role of Executive Officers In Determining Executive Compensation

The proposed compensation of executive officers is determined by the Compensation Committee, periodically working in conjunction with independent compensation consultants, and then recommended to the Board.  From time to time, certain executive officers have served as a resource to the Compensation Committee in gathering the information necessary to make such compensation determinations.  However, these officers do not have a policy-making role with respect to determining the amount or form of executive compensation.

Compensation Policies and Practices As They Relate To Risk Management

The Corporation has a written incentive-based compensation policy which sets forth governance roles for the Compensation Committee, senior management and the Corporation’s internal auditors.  The policy is reviewed each year by the Compensation Committee, modified if deemed appropriate and approved.  The purpose of the policy is to insure that the Corporation’s incentive-based compensation arrangements, or any feature of any such arrangement, does not encourage executive officers or employees to: (1) expose the Corporation to inappropriate risks by providing such persons with excessive compensation, fees or benefits; or (2) take inappropriate risks that could lead to material financial loss to the Corporation.  Pursuant to this policy, the Corporation’s incentive-based compensation arrangements are required to: (1) balance risk and financial rewards, through such things as risk adjustments of awards, deferral of payments, longer performance periods and/or reduced sensitivity to short-term performance; (2) be compatible with effective controls and risk management; and (3) be supported by strong corporate governance, including active and effective oversight by the Compensation Committee.  The Compensation Committee has determined that the Company’s compensation policies and practices for its employees, including non-executive officers, are not reasonably likely to have a material adverse effect on the Company.

Shareholder Advisory Vote on Compensation

The Compensation Committee also takes into account the results of the annual say on pay stockholder advisory vote on the compensation paid to named executive officers.  To the extent there is a significant vote against the compensation paid to our named executive officers, we will consider our stockholders’ concerns and the Compensation Committee will evaluate whether any actions are necessary to address these concerns.  At the 2012 Annual Meeting of Stockholders, there was substantial support for the say on pay proposal.

COMPENSATION OF EXECUTIVE OFFICERS

The following table sets forth information with respect to the aggregate compensation paid, earned or awarded for the years ended December 31, 2012, 2011 and 2010 to the CEO, CFO and each of the additional three most highly compensated executive officers of the Bank.  All compensation information is provided pursuant to the Securities and Exchange Commission executive compensation disclosure rules for proxy statements.  All of the listed officers are also officers of the Corporation but received salaries only from the Bank.  No compensation for their employment other than stock options and RSUs was received from the Corporation.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Base Salary ($)	Bonus ($)	Stock Awards (1) ($)	Option Awards (1) ($)	Non-Equity Incentive Plan Compensation (2) ($)	Change in Pension Value and Non- qualified Deferred Compensation Earnings (3) ($)	All Other Compensation (4) ($)	Total ($)
Michael N. Vittorio	2012	468,000		159,013		144,690	176,390	31,832	979,925
Director, President	2011	450,000		155,629		141,793	151,662	61,962	961,046
and CEO	2010	422,000	10,000	83,582	97,840	150,354	132,416	61,688	957,880

Sallyanne K. Ballweg	2012	264,000	15,000	83,855		76,303	57,174	9,981	506,313
Senior Vice President	2011	254,000	6,000	81,994		74,699	33,738	9,728	460,159
and Secretary	2010	243,500		45,487	53,230	81,804	28,445	9,115	461,581

Mark D. Curtis	2012	242,700	20,000	77,105		70,147	158,578	8,900	577,430
Senior Vice President	2011	233,700	5,000	75,428		68,729	97,624	9,565	490,046
and Treasurer	2010	226,200	5,000	41,818	48,946	75,220	78,228	9,484	484,896

Richard Kick	2012	230,100	5,000	73,103		63,034	210,807	9,981	592,025
Senior Vice President	2011	223,100	5,000	72,012		63,958	113,545	9,348	486,963
	2010	216,100		39,943	46,762	71,307	84,882	9,455	468,449

Donald L. Manfredonia	2012	222,500	2,500	70,675		64,884	289,263	10,876	660,698
Senior Vice President	2011	220,000		71,018		64,539	179,726	10,061	545,344
	2010	220,000		40,682	47,607	68,790	146,324	8,718	532,121

(1)
The values shown represent the aggregate grant date fair values computed in accordance with FASB ASC Topic 718.  For the assumptions made in determining the grant date fair value of option awards and for the methodology used for stock awards, see Note J "Stock-Based Compensation" to the Corporation's 2012 Consolidated Financial Statements.  The amounts shown for each year represent equity grants based on performance for that year but awarded subsequent to the close of the year.  This presentation represents a change from proxy statements for prior years when the amounts reported represented awards granted in that calendar year.  The Company believes this change better matches reported compensation with the performance period.

(2)	The amounts shown for each year represent cash incentive compensation based on performance for that year but paid subsequent to the close of the year.
(3)	The large increases in the change in pension value for 2012 are primarily attributable to a reduction in the discount rate from 5.28% in 2011 to 4.06% in 2012.
(4)
The components of the 2012 amounts shown in the “All Other Compensation Column” are set forth in the table that follows.  The 401(k) SERP contributions shown in the table are also reported in the “Nonqualified Deferred Compensation Table” appearing elsewhere in this proxy statement.  The “All Other Compensation” column does not include the incremental cost to the Corporation of providing the named executive officers with group life and health insurance benefits, because such benefits do not discriminate in scope, terms or operation in favor of the named executive officers and are available generally to all employees.

ALL OTHER COMPENSATION TABLE

	Perquisites and Other Personal Benefits		Tax Gross Up on
	Personal Use of Business Auto	Personal Use of Country Club	SERP Contributions and Tax Reimbursements	401(k) Matching Contributions	401(k) SERP Contributions	Total All Other Compensation
Name	($)	($)	($)	($)	($)	($)
Michael N. Vittorio	907	1,422	15,463	7,500	6,540	31,832
Sallyanne K. Ballweg	382	2,099		7,500		9,981
Mark D. Curtis	1,619			7,281		8,900
Richard Kick	3,078			6,903		9,981
Donald L. Manfredonia	4,201			6,675		10,876

The Compensation Committee: (1) recognizes that currently paid out compensation, consisting almost entirely of base salary and cash incentive compensation, comprises the most significant portion of each named executive officer’s compensation; and (2) believes that each named executive officer’s total compensation is appropriately balanced between currently paid out and deferred compensation, with deferred compensation consisting of equity awards that vest over time and retirement benefits provided under the Corporation’s 401(k), Pension and SERP plans.

COMPENSATION PURSUANT TO PLANS

Stock Compensation Plans

The Corporation has awards outstanding under two share-based compensation plans.  The 1996 Stock Option and Appreciation Rights Plan (“1996 Plan”), which expired on January 15, 2006, permitted the granting of stock options, with or without stock appreciation rights attached, and standalone stock appreciation rights to employees and non-employee directors for up to 1,080,000 shares of Common Stock.  The number of stock options and stock appreciation rights that could have been granted under the 1996 Plan to any one person in any one fiscal year was limited to 50,000.  Each option granted under the 1996 Plan was granted at a price equal to the fair market value of one share of the Corporation’s stock on the date of grant.  Options granted under the 1996 Plan on or before December 31, 2000 became exercisable in whole or in part commencing six months from the date of grant and ending ten years after the date of grant.  Options granted under the 1996 Plan in January 2005 became exercisable in whole or in part commencing ninety days from the date of grant and ending ten years after the date of grant.  By the terms of their grant, all other options under the 1996 Plan were granted with a three year vesting period and a ten year expiration date.

The 2006 Stock Compensation Plan (“2006 Plan”) was approved by the Corporation’s stockholders on April 18, 2006 as a successor to the 1996 Plan.  All capitalized terms in the discussion that follows are defined in the 2006 Plan.

The 2006 Plan is intended to provide a method whereby certain Key Employees and Directors of the Corporation and its subsidiaries who are largely responsible for the management, growth and protection of the business, may acquire the Corporation’s Common Stock, thereby increasing their proprietary interest in the business, providing them with greater incentive for continued employment, and promoting the interests of the Corporation and its stockholders.  The Plan is further intended to provide flexibility to the Corporation in its ability to attract, motivate and retain the services of such Key Employees and Directors.

The maximum number of shares of Common Stock of the Corporation which are subject to Awards under the 2006 Plan is 600,000.  No grantee may, during any fiscal year of the Corporation, receive awards under the 2006 Plan which, in the aggregate, exceed 70,000 shares.  If any outstanding Award under the 2006 Plan for any reason expires or is terminated, the shares allocable to the unexercised portion of such Award, including Shares of Restricted Stock and Restricted Stock Units which did not vest to the Grantee, may again be made subject to an Award under the Plan.

The 2006 Plan is administered by the Compensation Committee of the Board.  Subject to review by the Board, the Compensation Committee is vested with full authority to interpret the provisions of the 2006 Plan and adopt such rules, regulations and guidelines as it deems necessary or desirable to administer the 2006 Plan.  The Corporation may grant to Directors and Key Employees from time to time during the term of the 2006 Plan, one or more of the following: Nonqualified Stock Options, Incentive Stock Options, Stock Appreciation Rights, Restricted Stock and Restricted Stock Units.  No consideration will be received by the Corporation or the Bank for the granting of Awards under the 2006 Plan.  Each Award granted by the Compensation Committee shall be evidenced by an Award Agreement.  Subject to the applicable provisions of the Code, the terms, provisions, and conditions of the 2006 Plan, and review by the Corporation’s Board of Directors, the Compensation Committee shall have exclusive jurisdiction to determine: (1) the individuals to whom Awards shall be granted and the type of each such Award (it being understood that more than one Award may be granted to the same person); (2) the number of shares subject to each Award; (3) the date or dates when the Awards will be granted; (4) the exercise price of the shares subject to each Option or Stock Appreciation Right; (5) the time periods during which each Option or Stock Appreciation Right may be exercised including, but not limited to the time periods applicable in the event of the death, Retirement or Total and Permanent Disability of a Grantee; (6) whether or not an Option constitutes an Incentive Stock Option; and (7) the Period of Restriction applicable to an Award.  Pursuant to Section 8.1 of the 2006 Plan, the Compensation Committee may not modify, extend, or renew outstanding Options and Stock Appreciation Rights granted under the 2006 Plan or accept the surrender of outstanding Options and Stock Appreciation Rights (to the extent not theretofore exercised) and authorize the granting of new Options and Stock Appreciation Rights in substitution therefor.

Generally, the Board may at any time terminate, amend, modify, or suspend the 2006 Plan, provided that, without the approval of the stockholders of the Corporation, no amendment or modification shall be made by the Board which: (1) increases the maximum number of shares as to which Awards may be granted under the Plan; (2) alters the method by which the Option price or Appreciation Right value is determined; (3) extends any Option or Appreciation Right for a period longer than ten (10) years after the date of the grant; (4) materially modifies the requirements as to eligibility for participation in the Plan; or (5) enables the Board to take any action described in clauses (1), (2), (3) or (4) without shareholder approval.

In the event that the shares of the Corporation, as presently constituted, shall be changed into or exchanged for a different number or kind of shares of stock or other securities of the Corporation or of another corporation (whether by reason of merger, consolidation, recapitalization, reclassification, split-up, combination of shares, or otherwise) or if the number of such shares of stock shall be increased through the payment of a stock dividend or stock split, then generally there shall be substituted for or added to each share of stock of the Corporation which was theretofore appropriated to an outstanding Award, or which thereafter may become subject to an Award under the 2006 Plan, the number and kind of shares of stock or other securities into which each outstanding share of stock of the Corporation shall be so changed or for which each such share shall be exchanged or to which each such share shall be entitled, as the case may be.  Outstanding Awards shall be appropriately amended as to price and other terms, as may be necessary to reflect the foregoing events.

If there shall be any other change in the number or kind of the outstanding shares of stock of the Corporation, or of any stock or other securities into which such stock shall have been changed, or for which it shall have been exchanged, and if such change equitably requires an adjustment in any Award which was theretofore granted or which may thereafter be granted under the 2006 Plan, then such adjustment shall be made.

Notwithstanding anything to the contrary in any Award Agreement, in the event of a Change in Control, any outstanding Options or Stock Appreciation Rights will become immediately exercisable and Restricted Stock, Restricted Stock Units and all accrued dividends and dividend equivalents, if any, shall immediately vest.

The following table sets forth information as of December 31, 2012 regarding the number of shares of Common Stock to be issued upon the exercise of outstanding stock options, the weighted average exercise price of outstanding stock options, and the number of securities remaining available for future issuance.

EQUITY COMPENSATION PLAN INFORMATION

Number of Securities to be
	issued upon exercise of	Weighted-average exercise price of	Number of securities remaining
	outstanding options, warrants	outstanding options, warrants	available for future issuance under
Plan Category	and rights	and rights	equity compensation plans (1)
Equity compensation plans approved by security holders	304,061	$23.29	143,730

(1)	Subsequent to the close of the 2012, 27,576 RSUs were granted based on 2012 performance.

The Corporation does not have any equity compensation plans that have not been approved by stockholders.

The following table sets forth information regarding the grant of plan awards, both cash and equity, to the named executive officers based on 2012 performance.  The awards were granted by the Board in January 2013 based on a recommendation by the Compensation Committee.  The ability to convert the RSUs granted in January 2013 into shares of the Corporation’s Common Stock and the related conversion ratio will be dependent on the Corporation’s 2015 net income and ROA, with each being assigned a 50% weight.

GRANT OF PLAN BASED AWARDS

		Estimated Future Payouts Under Non- Equity Incentive Plan Awards (1)			Estimated Future Payments Under Equity Incentive Plan Awards (2)		Grant Date Fair Value
		Threshold	Target	Maximum	Threshold	Target	of Stock Awards
Name	Grant Date	($)	($)	($)	(#)	(#)	($)
	1/22/13				2,980	5,960	159,013
Michael N. Vittorio		53,703	126,360	184,802
	1/22/13				1,572	3,143	83,855
Sallyanne K. Ballweg		27,770	65,340	97,045
	1/22/13				1,445	2,890	77,105
Mark D. Curtis		25,529	60,068	89,216
	1/22/13				1,370	2,740	73,103
Richard Kick		24,204	56,950	84,584
	1/22/13				1,325	2,649	70,675
Donald L. Manfredonia		23,404	55,069	81,790

(1)
The amounts shown represents cash incentive compensation that could have been earned by the named executive officer in 2012 under the Corporation’s executive compensation program.  The actual amount paid to each named executive officer in January 2013 based on 2012 performance is included in the “Non-Equity Incentive Plan Compensation” column of the “Summary Compensation Table” appearing on page 17 of this proxy statement.

(2)	The numbers shown represents the RSUs awarded to each named executive officer in January 2013 based on 2012 performance.

The following table sets forth information regarding outstanding equity awards for the named executive officers at December 31, 2012.

OUTSTANDING EQUITY AWARDS

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (1) (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested (2) ($)
Michael N. Vittorio	320		21.81	1/17/17
	1,551	2,503	18.50	1/21/18
		4,324	22.42	1/19/19
	3,310	4,966	25.07	1/18/20
	1,899	7,600	29.02	1/24/21
					3,166	89,661
					6,423	181,899

OUTSTANDING EQUITY AWARDS (continued)

	Option Awards				Stock Awards
	Number of Securities Underlying Unexercised Options (#)	Number of Securities Underlying Unexercised Options (#)	Option Exercise Price	Option Expiration	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (1)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested (2)
Name	Exercisable	Unexercisable	($)	Date	(#)	($)
Sallyanne K. Ballweg		200	18.50	1/21/18
		2,412	22.42	1/19/19
	1,644	2,844	25.07	1/18/20
	1,033	4,135	29.02	1/24/21
					1,723	48,795
					3,384	95,835
Mark D. Curtis	2,426		23.95	1/19/14
	4,138		22.77	1/17/15
	3,490		20.83	6/30/16
	2,372		21.81	1/17/17
		1,345	18.50	1/21/18
	3,423	2,285	22.42	1/19/19
	1,782	2,675	25.07	1/18/20
	950	3,802	29.02	1/24/21
					1,584	44,859
					3,113	88,160
Richard Kick	2,392		23.95	1/19/14
	2,430		22.77	1/17/15
	4,066		20.83	6/30/16
	2,348		21.81	1/17/17
	5,324	1,334	18.50	1/21/18
	3,390	2,263	22.42	1/19/19
	1,724	2,589	25.07	1/18/20
	908	3,632	29.02	1/24/21
					1,513	42,848
					2,972	84,167
Donald L. Manfredonia	3,232		23.95	1/19/14
	4,634		22.77	1/17/15
	4,486		20.83	6/30/16
	2,560		21.81	1/17/17
	5,663	1,416	18.50	1/21/18
	3,573	2,385	22.42	1/19/19
	1,748	2,624	25.07	1/18/20
	924	3,698	29.02	1/24/21
					1,541	43,641
					2,931	83,006

(1)	Represents the target number of shares into which outstanding RSUs can potentially be converted.
(2)	Represents the value of the target number of shares into which RSUs can potentially be converted based on the December 31, 2012 Common Stock closing price of $28.32
(3)	The following table sets forth the vesting dates for the unexercisable options shown in the preceding table.

VESTING DATE FOR UNEXERCISABLE OPTIONS

	Unexercisable Options	Options Vesting
Name	(#)	(#)	Date	(#)	Date	(#)	Date	(#)	Date
Michael N. Vittorio	2,503	2,503	1/21/13
	4,324	2,161	1/19/13	2,163	1/19/14
	4,966	1,655	1/18/13	1,655	1/18/14	1,656	1/18/15
	7,600	1,899	1/24/13	1,899	1/24/14	1,899	1/24/15	1,903	1/24/16
Sallyanne K. Ballweg	200	200	1/21/13
	2,412	1,205	1/19/13	1,207	1/19/14
	2,844	948	1/18/13	948	1/18/14	948	1/18/15
	4,135	1,033	1/24/13	1,033	1/24/14	1,033	1/24/15	1,036	1/24/16
Mark D. Curtis	1,345	1,345	1/21/13
	2,285	1,141	1/19/13	1,144	1/19/14
	2,675	891	1/18/13	891	1/18/14	893	1/18/15
	3,802	950	1/24/13	950	1/24/14	950	1/24/15	952	1/24/16
Richard Kick	1,334	1,334	1/21/13
	2,263	1,130	1/19/13	1,133	1/19/14
	2,589	863	1/18/13	863	1/18/14	863	1/18/15
	3,632	908	1/24/13	908	1/24/14	908	1/24/15	908	1/24/16
Donald L. Manfredonia	1,416	1,416	1/21/13
	2,385	1,191	1/19/13	1,194	1/19/14
	2,624	874	1/18/13	874	1/18/14	876	1/18/15
	3,698	924	1/24/13	924	1/24/14	924	1/24/15	926	1/24/16

The following table sets forth information for the named executive officers for 2012 regarding stock options exercised and stock vested.

STOCK OPTION EXERCISES AND STOCK VESTED

	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise	Value Realized on Exercise	Shares Acquired on Vesting	Value Realized on Vesting
Name	(#)	($)	(#)	($)
Michael N. Vittorio	22,349	124,944	3,115	82,797
Sallyanne K. Ballweg	2,655	16,555	1,737	46,169
Mark D. Curtis	8,240	71,115	1,645	43,724
Richard Kick	6,242	64,939	1,629	43,299
Donald L. Manfredonia	7,379	90,006	1,717	45,638

Pension Plan

The Bank is a participant in the New York State Bankers Retirement System Pension Plan, a tax-qualified defined benefit pension plan, and maintains the related SERP described hereinafter.  The following table sets forth the present value of accumulated benefits under the Pension Plan as of December 31, 2012, the SERP as of September 30, 2012, and the number of years of credited service for each named executive officer through December 31, 2012.  No payments were made to the named executive officers during 2012.

PENSION BENEFITS
		Number of Years of Credited Service	Present Value of Accumulated Benefit (1)
Name	Plan Name	(#)	($)
Michael N. Vittorio	Tax-qualified defined benefit pension plan	9.42	380,881
	Supplemental Executive Retirement Plan	9.42	444,429
Sallyanne K. Ballweg	Tax qualified defined benefit pension plan	4	142,155
Mark D. Curtis	Tax qualified defined benefit pension plan	15	688,406
Richard Kick	Tax qualified defined benefit pension plan	20.75	837,431
Donald L. Manfredonia	Tax qualified defined benefit pension plan	29.08	1,511,416

(1)
The actuarial assumptions used in determining the present value of the accumulated benefit for each named executive officer under the Pension Plan are set forth in Note K to the Corporation’s 2012 consolidated financial statements.  With respect to the SERP, the average yield on the thirty (30) year U.S. Treasury Bond for the month preceding the valuation date of 2.88% was used as the discount rate to determine the present value of the accumulated benefit.  Such yield is believed to be a reasonable proxy for the rate implicit in a single life annuity that could be purchased from an insurance company to settle the Corporation’s obligation upon retirement under the SERP.

The Pension Plan covers employees who are over 21 years of age and have been employed by the Bank for more than one year, including the NEOs.  The normal retirement age is 65.  For benefits earned through February 28, 2011, early retirement with an unreduced benefit is available at age 62, provided that at least 10 years of vesting service have been completed by age 62 and employment by the Bank began at age 55 or prior.  Early retirement with a reduced benefit is available beginning at age 55.  For benefits earned through February 28, 2011, the reduction is equal to 3% per year for each year that early retirement precedes age 65, or age 62 provided that at least 10 years of vesting service have been completed by age 62 and employment began at age 55 or prior.  For benefits earned after February 28, 2011, the reduction is based on actuarial equivalence.

Upon retirement, each participant with a spouse is paid a benefit in the form of a joint and survivor annuity.  Participants without a spouse are paid a benefit in the form of a single life annuity guaranteed for sixty (60) months.  All participants, whether with or without a spouse, may elect optional forms of benefit payments.  For all participants, the annuity benefit is an amount equal to the sum of: (1) the participant’s Average Annual Compensation multiplied by the product of 1.75 percent and the participant’s credited years of service through February 28, 2011; plus (2) the participant’s Average Annual Compensation multiplied by the product of 1.50 percent and the participant’s credited years of service after February 28, 2011, with total years of credited service under clauses “1” and “2” limited to a maximum of 35 years; plus (3) 1.25 percent of Average Annual Compensation multiplied by the participant’s credited years of service in excess of 35 years (up to five such years); and less (4) the product of 0.49 percent of the participant’s Final Average Annual Compensation, limited to Covered Compensation, and the participant’s Benefit Service up to 35 years.  The 0.49 percent represents the minimum Social Security offset to the pension benefit.  Average Annual Compensation, Final Average Compensation, Covered Compensation and Benefit Service are all as defined in the Pension Plan.

The Bank makes annual payments to a trust fund, computed on an actuarial basis, to fund benefits under the Pension Plan.  Contributions of $6.0 million and $4.2 million were made for the plan years ended September 30, 2012 and 2011, respectively.  Employees also make contributions of 2 percent of their compensation.  An employee becomes fully vested after 5 years of service with the Bank and 4 years of participation in the Pension Plan (no vesting occurs during that 5-year period) or, for employees hired before February 28, 2011, upon attainment of age 55.

Supplemental Executive Retirement Plan

In August 1995, The First National Bank of Long Island Supplemental Executive Retirement Plan was adopted.  The SERP provides the additional benefits, if any, that would have been provided under the Pension Plan and 401(k) plan in the absence of Internal Revenue Code limitations for qualified plans.  The benefits are provided for employees designated by the Compensation Committee of the Board of Directors.  Mr. Vittorio is the only participant in the SERP as of December 31, 2012.

Supplemental pension and 401(k) plan contributions, if any, under the SERP are made to a "secular trust" for the benefit of the participant(s).  Amounts contributed to the secular trust are not subject to the claims of creditors of the Bank.  Accordingly, the contributions are taxable to the participant(s) and deductible by the Bank when made.  Supplemental retirement plan contributions for the participant(s) are made in an amount estimated to be sufficient to fund future benefits after withholding taxes on the contribution amount.  Trust income is also taxable to the participant(s).  The Bank pays the participant(s) an amount that, after taxes on this amount are withheld, will be sufficient for the participant(s) to pay taxes on the trust income.

The elements of compensation used to determine benefits paid under both the Pension Plan and SERP include base salary, commissions, cash incentive compensation, taxable fringe benefits, reimbursements and expense allowances, but exclude employer contributions to the 401(k) plan, amounts realized from the exercise of nonqualified stock options, amounts realized from the conversion of restricted stock units into shares of stock, and amounts realized from the sale, exchange or other disposition of stock.  Sections 401(a)(17) and 415 of the Internal Revenue Code of 1986, as amended, limit the annual benefits which may be paid from a tax-qualified retirement plan.  For SERP participants, any benefits which may be above the limits under these sections would be payable under the SERP.

The following table sets forth Nonqualified Deferred Compensation information as of and for the year ended December 31, 2012 for Mr. Vittorio with respect to the 401(k) SERP.  The other named executive officers are not participants in the SERP.  The amount reported in the “Registrant Contributions” column of the table are also included in the “All Other Compensation” column of the “Summary Compensation Table” appearing elsewhere in this proxy statement.

NONQUALIFIED DEFERRED COMPENSATION

	Registrant Contributions	Aggregate Earnings	Aggregate Balance
Name	in Last Fiscal Year	in Last Fiscal Year	at Last Fiscal Year End
	($)	($)	($)
Michael N. Vittorio	6,540	1,041	50,038

401(k) Plan

The Bank has a 401(k) plan.  Employees are eligible to participate provided they are at least 18 years of age.  The Bank may, at its sole discretion, make matching contributions to each participant's account based on the amount of the participant's tax deferred contributions.  Eligibility for employer matching contributions, if any, occurs after completing twelve (12) consecutive months of Eligibility Service, as defined, in which the participant worked a minimum of 1,000 hours.  The sum of employee elective contributions and employer matching contributions plus any other additions to a participant’s account currently cannot exceed the lesser of $50,000 or 100% of the participant’s compensation.  Participants are fully vested in their elective contributions and any employer matching contributions vest ratably over the first five years of participation.  Matching contributions were approximately $332,000, $319,000 and $306,000 for 2012, 2011 and 2010, respectively.

Participants in the 401(k) plan will receive benefits generally upon attainment of age 65.  However, the 401(k) plan contains provisions allowing pre-termination withdrawals and loans under certain circumstances.  The amount of a participant’s Normal Retirement Benefit will depend upon the accumulation of contributions and forfeitures and the investment performance of the Plan.  The 401(k) matching contributions for 2012 made to the account of each named executive officer are set forth in the “All Other Compensation Table” appearing elsewhere in this proxy statement.

EMPLOYMENT CONTRACTS

Mr. Vittorio, Ms. Ballweg, Mr. Curtis, Mr. Kick and Mr. Manfredonia have employment contracts with the Corporation pursuant to which Mr. Vittorio is employed as President and CEO of the Corporation and the Bank, Ms. Ballweg is employed as Senior Executive Vice President of the Bank, Mr. Curtis is employed as Executive Vice President and Chief Financial Officer of the Bank, and Messrs. Kick and Manfredonia are each employed as Executive Vice President of the Bank.  In addition, each of these officers is also employed in such other positions with the Corporation or the Bank as may be determined by the Board of the Corporation or the Bank.  Mr. Vittorio’s contract has a term of three (3) years, Ms. Ballweg and Mr. Curtis each have contract with a term of two (2) years, and Messrs. Kick and Manfredonia each have a contract with a term of eighteen (18) months, with all such contracts beginning on January 1, 2013.  Unless the Corporation provides written notice of non-extension within the time frame set forth in each contract, the term of each contract is automatically extended at the expiration of each year for an additional period of one year, thus resulting in a new three-year term for Mr. Vittorio, new two year terms for Ms. Ballweg and Mr. Curtis, and new eighteen-month terms for Messrs. Kick and Manfredonia.  The contracts currently provide for base annual salaries of $496,000 for Mr. Vittorio, $279,000 for Ms. Ballweg, $255,200 for Mr. Curtis, $235,600 for Mr. Kick, and $225,000 for Mr. Manfredonia.

Under these contracts the executive officers are entitled to severance compensation.  Generally upon an involuntary termination of employment or upon a resignation of employment following a change in control, Mr. Vittorio is entitled to receive a single sum payment equal to three (3) times the base annual salary under his contract together with continued family medical and dental insurance coverage.  Upon a resignation of employment for any reason during the period beginning on the thirty-first day and ending on the sixtieth day following a change of control, Ms. Ballweg and Messrs. Curtis, Kick and Manfredonia are each entitled to receive a single sum payment equal to 66 2/3% of the Termination Payment under their contracts.  The Termination Payment for Ms. Ballweg and Mr. Curtis is equal to two (2) times the base annual salary under their contracts, the termination payment for Mr. Manfredonia is equal to one and one-half (1.50) times the base annual salary under his contract and for Mr. Kick, the Termination Payment is equal to one and one-quarter (1.25) times the base annual salaries under his contract.  Upon an involuntary termination of employment, other than due to gross and substantial dishonesty, or a resignation of employment for Good Reason within twenty-four months following a change of control, Ms. Ballweg and Messrs. Curtis, Kick and Manfredonia are entitled to receive a single sum payment equal to 100% of the Termination Payment under their contracts.  In addition, these officers are also entitled to family medical and dental insurance coverage for the remaining term of the contract.  Good Reason for resignation of employment by any of these named executive officers means the occurrence (without the officer’s express written consent) of any one of the following acts or omissions to act by the Corporation or the Bank: (1) the assignment to the officer of any duties materially inconsistent with the nature and status of the officer’s responsibilities immediately prior to a Change of Control Event, or a substantial adverse alteration in the nature or status of the officer’s responsibilities from those in effect immediately prior to the Change of Control Event; provided, however, that a change of the officer’s title shall not in and of itself constitute Good Reason if the officer’s overall duties and status within the Corporation and the Bank are not substantially adversely affected; or (2) the failure by the Corporation or the Bank to pay the officer any portion of the officer’s current compensation, or to pay the officer any portion of an installment of a deferred compensation amount under any deferred compensation program, within fourteen (14) days of the date such compensation is due.

Each of the executive officers has agreed, to the extent and under the conditions set forth in the contract with such executive officer, to refrain from soliciting the business of customers of the Bank subsequent to termination of the employment relationship between the Corporation and the executive officer.  In that regard, each contract provides that the executive officer will not on behalf of any banking organization or lender doing business in New York City or in the counties of Nassau or Suffolk, directly or indirectly solicit business of any person or entity which shall be a customer of the Bank on the date of such termination or facilitate or assist in the development of any business relationship between any such banking organization or lender and any such customer or either directly or indirectly or on behalf of any such banking organization or lender, employ, retain, or solicit the employment or retention of any person who shall be an employee of the Bank on the date of such termination.  Each of the executive officers has also agreed, without limitation as to time, to keep secret and retain in confidence all confidential matters of the Corporation or the Bank, whether developed by the Corporation, the Bank or the executive officer, including without limitation know how, trade secrets, customer lists, pricing policies, and operational methods, and not to disclose them to anyone outside the Corporation or the Bank except in the course of performing their duties under their employment contracts or with the express written consent of the Corporation.

The following table sets forth potential payments upon termination or change in control for the named executive officers.

POTENTIAL LUMP SUM PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

	Termination Payment Due To:
		Resignation Following a
		Change in Contol		Family Medical
	Termination	For Good	For Any	and Dental
	By Bank	Reason	Reason	Insurance
Name	($)	($)	($)	($)
Michael N. Vittorio	1,488,000	1,488,000	1,488,000	77,054
Sallyanne K. Ballweg	558,000	558,000	372,000	51,369
Mark D. Curtis	510,400	510,400	340,267	51,369
Richard Kick	294,500	294,500	196,333	38,527
Donald L. Manfredonia	337,500	337,500	225,000	38,527

TRANSACTIONS WITH MANAGEMENT AND OTHERS

The Corporation’s Corporate Governance Guidelines require the Board to conduct an appropriate review of all related party transactions for potential conflict of interest situations.  Related party transactions are those required to be disclosed pursuant to Item 404 of Regulation S-K.  The Board fulfills the requirement to review related party transactions through its Audit Committee, which is comprised entirely of independent directors.  The Governance and Nominating Committee is charged with the responsibility of reviewing and assessing the adequacy of and compliance with the Corporation’s Corporate Governance Guidelines and recommending any proposed changes to the Board for approval.

In 1992, the Bank, as tenant, entered into a lease with H. T. Hogan Jr., d/b/a Briar Ridge Properties, covering premises in a building located in Locust Valley, New York, used as a branch office.  In addition to base rent, the Bank is responsible for its proportionate share of the real estate taxes on the building in which the leased premises are located.  The lease expires on October 31, 2017.  Under the terms of the lease, the Bank paid $44,389 for the year ended December 31, 2012.  In 2009, the Bank, as tenant, entered into a lease with CSH Realty LLC, covering premises in a building located in Cold Spring Harbor, New York used as a branch office.  The lease expires on December 31, 2019.  Under the terms of the lease, the Bank paid $33,014 for the year ended December 31, 2012.  Howard Thomas Hogan, Jr., a director of the Corporation and the Bank owns, or controls companies that own, both properties.  The Corporation believes that the terms of the leases are comparable to competitive terms that could have been obtained from an unrelated third party.

The Bank has had, and expects to have in the future, banking transactions in the ordinary course of its business with directors, executive officers, principal stockholders of the Corporation and their associates.  Such transactions, including borrowings and loan commitments, were made in the ordinary course of business on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with others, and in the opinion of management do not involve more than a normal risk of collectability, nor do they present other unfavorable features.

Certain directors are officers, directors, partners or stockholders of companies or partnerships which, or associates of which, may have been customers of the Bank in the ordinary course of business during 2012 and up to the present time.  Additional transactions of this type may occur in the future.  All such transactions were effected on substantially the same terms as comparable transactions with other persons.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Our executive officers and directors and beneficial owners of greater than 10% of the outstanding shares of Common Stock are required to file reports with the Securities and Exchange Commission disclosing beneficial ownership and changes in beneficial ownership of our Common Stock.  Securities and Exchange Commission rules require disclosure if an executive officer, director or 10% beneficial owner does not file these reports on a timely basis.  Based on our review of ownership reports required to be filed for the year ended December 31, 2012, all of these filing requirements were satisfied except that executive officer Donald L. Manfredonia inadvertently did not timely report the sale of 3,000 shares on a Form 4 and subsequently reported the sale of the shares on a Form 5 filed February 6, 2013.

PROPOSAL 3

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM

The consolidated financial statements of the Corporation for the year ended December 31, 2012 were audited by Crowe Horwath LLP (“Crowe Horwath”).  The Audit Committee has reappointed Crowe Horwath as the Corporation’s independent registered public accounting firm to audit the Corporation’s consolidated financial statements for the year ending December 31, 2013.  A resolution will be presented at the Annual Meeting of Stockholders to ratify the reappointment of Crowe Horwath.  The affirmative vote of the holders of a majority of shares represented in person or by proxy and voting on this item will be required for ratification.  If there is no designation on an executed proxy as to how the shares represented should be voted, the proxy will be voted for the ratification.  If the stockholders do not ratify the reappointment of Crowe Horwath, the Audit Committee will reconsider its selection of Crowe Horwath as the Corporation’s independent registered public accounting firm.  Even if the stockholders ratify the appointment of Crowe Horwath, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such change is in the best interests of the Corporation and its stockholders.

A representative of Crowe Horwath will be present at the Annual Meeting of Stockholders and will have the opportunity to make a statement and respond to appropriate questions from stockholders.

The Board of Directors recommends a vote FOR ratification of the reappointment of Crowe Horwath as the Corporation’s independent registered public accounting firm.

Audit Fees

Crowe Horwath’s fees for audit services for 2012 and 2011 were $215,000 and $208,000, respectively.  Audit services include the following: (1) professional services rendered for the audit of the Corporation’s annual consolidated financial statements; (2) reviews of the consolidated financial statements included in the Corporation’s quarterly reports on Form 10-Q; (3) a reading of the Corporation’s annual report on Form 10-K; and (4) rendering an opinion on the effectiveness of the Corporation’s internal control over financial reporting.

Audit Related Fees

Audit related fees, as described in Item 9(e)(2) of Schedule 14A of the Securities and Exchange Commission’s Proxy Rules, are fees billed to the Corporation by its independent auditors for assurance and related services that are reasonably related to the performance of the audit or review of the Corporation’s consolidated financial statements and are not audit fees as described in the previous paragraph.  Crowe Horwath did not bill the Corporation for any audit related fees in 2012.  In 2011, Crowe Horwath billed the Corporation $2,500 for work done in connection with the Corporation’s Form S-3 Registration Statement filed on November 9, 2011 covering the offering of 500,000 shares of Common Stock under the Corporation’s Dividend Reinvestment and Stock Purchase Plan.

Tax Fees

Crowe Horwath’s fees for preparing the Corporation’s 2012 and 2011 tax returns and performing tax compliance work were $34,585 and $35,410, respectively.

All Other Fees

In neither of the last two fiscal years was the Corporation billed by Crowe Horwath for any fees other than those described above under the captions “Audit Fees,” “Audit Related Fees” and “Tax Fees.”

Audit Committee Approval of Audit Related, Tax and Other Fees

In 2012 and 2011, the Audit Committee specifically approved or pre-approved all fees reported under the sections “Audit Related Fees” and “Tax Fees.”

Engagement of Independent Auditors to Perform Audit Services and Non-Audit Services

On an annual basis, and in accordance with the terms of written engagement letters, the Audit Committee engages the Corporation’s independent auditors to perform audit services as previously defined and to prepare the Corporation’s income tax returns.

In addition, from time to time the Audit Committee may engage the Corporation’s independent auditors to perform non-audit services such as providing tax advice and performing tax compliance work.  The Audit Committee has pre-approved specific types of non-audit services provided that the cost of such services does not exceed $50,000 in any calendar year.  The Audit Committee will not engage the independent auditors to perform any non-audit service or pre-approve any non-audit service that could impair, in fact or appearance, the independence of the independent auditors.  In addition, the Audit Committee will not pre-approve any non-audit service if such pre-approval constitutes delegation to management of the Audit Committee’s responsibilities under the Securities Exchange Act of 1934.  Prohibited non-audit services include those in which the independent auditors would be auditing their own work, functioning as a part of management or as an employee, acting as an advocate of the Corporation, or promoting the Corporation’s stock or financial interests.  Other prohibited non-audit services include bookkeeping or other services related to the accounting records or financial statements of the Corporation; financial information systems design and implementation; appraisal or valuation services; fairness opinions; contribution-in-kind reports; actuarial services; internal audit outsourcing services; performing management or human resources functions; acting as a broker/dealer, investment adviser or investment banker for the Corporation; legal services; and expert services unrelated to the audit.

AUDIT COMMITTEE REPORT

The Audit Committee has reviewed and discussed the Corporation’s audited consolidated financial statements as of and for the year ended December 31, 2012 with management.

The Audit Committee has discussed with Crowe Horwath the matters required to be discussed by Statement of Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1.  AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

The Audit Committee has received the written disclosures and the letter from Crowe Horwath required by applicable requirements of the Public Company Accounting Oversight Board regarding Crowe Horwath’s communications with the Audit Committee concerning independence, and has discussed with Crowe Horwath their independence.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements referred to above be included in the Corporation’s Annual Report on Form 10-K for the year ended December 31, 2012 for filing with the Securities and Exchange Commission.

This report has been furnished by the current members of the Audit Committee:

•	Alexander L. Cover, Chairman
•	Allen E. Busching
•	John T. Lane
•	J. Douglas Maxwell, Jr.
•	Walter C. Teagle III

The preceding report shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 (“1933 Act”) or the Securities Act of 1934 (“1934 Act”), except to the extent the Corporation specifically incorporates this information by reference, and shall not otherwise be deemed filed under the 1933 Act or the 1934 Act.

OTHER MATTERS

The Board of Directors of the Corporation does not know of any matters for action by stockholders at the Annual Meeting other than the matters described in the Notice of Annual Meeting.  However, the enclosed Proxy will confer discretionary authority with respect to matters which are not known to the Board of Directors at the time of the printing hereof and which may properly come before the meeting.  It is the intention of the persons named in the Proxy to vote such Proxy with respect to such matters in accordance with their best judgment.

The entire expense of preparing, assembling and mailing the enclosed material will be borne by the Corporation.  In addition to using the mail, directors, officers and employees of the Bank acting on behalf of the Corporation, and without extra compensation, may solicit proxies in person, by telephone or by facsimile.

STOCKHOLDER PROPOSALS

Any proposals of stockholders intended to be submitted at the 2014 Annual Meeting of Stockholders must be received by the Chairman of the Board or the President no later than November 18, 2013 in order to be considered for inclusion in the proxy statement and form of proxy for such meeting under SEC Rule 14a-8.  If the Corporation is not notified of a stockholder proposal by February 1, 2014, then the proxies held by management of the Corporation may provide the discretion to vote against such stockholder proposal, even though such proposal is not included in the proxy statement and form of proxy.

INTERNET AVAILABILITY OF PROXY MATERIALS

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be held on April 16, 2013

The Company’s proxy statement and form of proxy for its 2013 Annual Meeting of Stockholders and its 2012 annual report to security holders is available at http://www.cfpproxy.com/4667.

For driving directions to The Carltun, the location of the annual meeting, please go to http://www.carltunonthepark.com/contact.html.

ANNUAL REPORTS TO STOCKHOLDERS

Consolidated financial statements for the Corporation and the Bank are included in the Corporation’s 2012 Annual Report on Form 10-K which was mailed with this Proxy Statement.  In addition, copies of the 2012 Annual Report on Form 10-K as filed with the Securities and Exchange Commission will be sent to any stockholder upon written request without charge.  Such request should be directed to Mark D. Curtis, Senior Vice President and Treasurer, at the Corporation’s principal office, 10 Glen Head Road, Glen Head, New York 11545.

By Order of the Board of Directors

Sallyanne K. Ballweg
March 18, 2013	Senior Vice President and Secretary

REVOCABLE PROXY
THE FIRST OF LONG ISLAND CORPORATION

ANNUAL MEETING OF STOCKHOLDERS
APRIL 16, 2013

KNOW ALL PERSONS BY THESE PRESENTS that the undersigned, being a stockholder of THE FIRST OF LONG ISLAND CORPORATION, GLEN HEAD, NEW YORK, hereby constitutes and appoints JOHN H. TREIBER AND BERNARD ESQUENET or either one of them (with full power to act alone), the true and lawful attorney(s) of the undersigned, with full power of substitution, to attend the Annual Meeting of Stockholders of said Corporation, to be held at THE CARLTUN, EISENHOWER PARK, 1899 HEMPSTEAD TURNPIKE, EAST MEADOW, NEW YORK, on Tuesday, April 16, 2013, at 3:30 P.M. local time, or any and all adjournments thereof, and to vote all stock owned by the undersigned or which the undersigned is entitled to vote, on the proposals of the Board of Directors specified in the Notice of Meeting dated March 18, 2013, with all powers the undersigned would possess if the undersigned were personally present, hereby ratifying and confirming all that said Proxy or Proxies of the undersigned may do in the name, place and stead of the undersigned as follows:

Mark here if you no longer wish to receive paper annual meeting materials and instead view them online.	☐

Mark here if you plan to attend the meeting.	☐

Mark here for address change.	☐

IMPORTANT ANNUAL MEETING INFORMATION
IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDER MEETING TO BE HELD ON APRIL 16, 2013.

THE PROXY STATEMENT AND THE ANNUAL REPORT ARE AVAILABLE AT:
http://www.cfpproxy.com/4667
Comments:

FOLD HERE – PLEASE DO NOT DETACH – PLEASE ACT PROMPTLY PLEASE COMPLETE, DATE, SIGN AND MAIL THIS PROXY CARD IN THE ENCLOSED POSTAGE-PAID ENVELOPE

☒	PLEASE MARK VOTES AS IN THIS EXAMPLE

1.	Election of Directors To elect five (5) Class I Directors, each for a term of two (2) years	For	With - hold	For All Except	2.	Non-binding, advisory vote to approve the compensation paid to the Corporation’s named executive officers disclosed in the accompanying proxy statement.	For	Against	Abstain
		☐	☐	☐			☐	☐	☐
	HOWARD THOMAS HOGAN, JR. JOHN T. LANE MILBREY RENNIE TAYLOR WALTER C. TEAGLE III MICHAEL N. VITTORIO
					3.	To ratify the reappointment of Crowe Horwath LLP as the Corporation’s independent registered public accounting firm for 2013.	For	Against	Abstain
							☐	☐	☐

INSTRUCTION: To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the name(s) of any such nominee(s) in the space provided below.					4.	Other Matters: If any other business is presented at said meeting, this Proxy shall be voted in accordance with the best judgment of the Proxies.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR
PROPOSALS 1, 2 AND 3.

The shares represented by a properly executed Proxy will be voted as directed.

If No Designations Are Made In The Boxes Provided Above As To A Proposal, This Proxy Will Be Voted “For” Proposals 1, 2 And 3.

This Proxy Is Solicited On Behalf Of The Board Of Directors.  It May Be Revoked Prior To Its Exercise.

Please be sure to date and sign this proxy card in the box below.	Date

Sign above	Co-holder (if any) sign above

ALL JOINT OWNERS MUST SIGN INDIVIDUALLY. WHEN SIGNING AS ATTORNEY, EXECUTOR, ADMINISTRATOR, TRUSTEE, GUARDIAN OR CUSTODIAN, PLEASE GIVE FULL TITLE. IF MORE THAN ONE FIDUCIARY, ALL SHOULD SIGN.